Exhibit 10.6

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE SUCH PORTIONS ARE BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

DATED 6th OCTOBER, 2017

PPL SHIPYARD PTE LTD

and

BORR DRILLING LIMITED.

MASTER AGREEMENT

THIS AGREEMENT is made the 6th day of October 2017

BETWEEN:

(1)	PPL SHIPYARD PTE. LTD., a corporation incorporated under the laws of Singapore and having its registered office at 21 Pandan Road Singapore 609273 (the “Seller”); and

(2)	BORR DRILLING LIMITED, a company incorporated under the laws of Bermuda and having its office at Thistle House, 4 Burnaby Street, Hamilton HM11 Bermuda (“Buyer Parent”).

(Each of the Seller and the Buyer Parent are hereinafter referred to individually as a “Party” and, collectively, the “Parties”.)

WHEREAS:

A.
The Parties entered into a Letter of Agreement dated 6 September 2017 in terms of which they agreed the main terms on which the Seller would sell, and the Buyer Parent would nominate wholly-owned subsidiaries (each a “Buyer” and together the “Buyers”) to acquire, nine (9) Pacific Class® 400 jack-up drilling rigs, listed in Schedule 1 hereto (each a “Rig” and together the “Rigs”).

B.
Six of the Rigs are complete (each a “Completed Rig” and together the “Completed Rigs”) with one, namely Hull No. 2053, pending issuance of classification certificate and three of the Rigs are under construction (each a “Construction Rig” and together the “Construction Rigs”).

C.	The Parties have agreed to enter into this Agreement to record the terms and conditions on which they and the Buyers will enter into definitive sale and purchase agreements for the Rigs.

NOW THEREFORE, it is hereby agreed as follows:

1.	DEFINITIONS

1.1
For the purpose of this Agreement, terms defined in the Recitals and elsewhere in this Agreement have the meanings set out therein, and the following words and expressions shall have the meanings ascribed to them below:

“Business Day” means any day (which is not a Saturday or a Sunday or any public holiday) on which banks are required to be open in London, Oslo, Singapore and New York.

“Confidential Information” has the meaning given to it in Clause 11.

“Construction Agreement” refers to the rig construction agreement for the construction and delivery in respect of the sale and purchase of each of the Construction Rigs, to be substantially in the form attached hereto.

“Delivery Date” means the date for delivery of a rig as set out in the third column of Schedule 1 or such other delivery date as agreed by the Seller, the relevant Buyer and the Buyer Parent in writing in respect of a Rig.

“Lien” means any lien, mortgage, trust, encumbrance, pledge, charge, lease, interest, easement, servitude, right of others, transfer or security interest of any kind, including those arising under any securitisation or any conditional sale or other title retention agreement, and any other right or arrangement with any creditor to have its claim satisfied out of any property or assets with the proceeds therefrom, prior to the general creditors of the owner thereof (whether or not filed, recorded, perfected or effective).

“Losses” means any and all claims, losses, damages, liabilities, costs and expenses (including reasonable disbursements and legal fees) that are imposed upon or incurred by any Person entitled to be indemnified under this Agreement.

“Original Buyer” means a person who was party as “buyer” to an Original Contract, either as the initial contracting buyer or buyer substituted by way of nomination or novation.

“Original Contract” means a contract for the design, construction and sale of a Rig by the Seller for an Original Buyer.

“SPA” refers to the sale and purchase agreement in respect of the sale and purchase of each of the Completed Rigs, to be substantially in the form attached hereto.

“Tax” includes (without limitation) all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, as well as any transfer, recording, registration and other fees, in each case in any jurisdiction and together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them and “Taxes” and “Taxation” shall be construed accordingly;

2.	EFFECTIVE DATE OF AGREEMENT

2.1
This Agreement shall come into effect on the date of execution by both Parties but the obligations and rights of the Parties hereunder shall commence on the date on which the following conditions having been met (the “Effective Date”):

(a)
the Buyer Parent completing, and confirming its satisfaction with, its due diligence review of the Rigs, the Specifications, class and other documentation specified by the Buyer Parent as being subject to due diligence review;

(b)	the Buyer Parent confirms to the Seller that the Buyer Parent has raised sufficient new equity;

(c)	the board of each of the Parties unconditionally approves this Master Agreement, the SPAs and the Construction Agreements;

(d)	this Master Agreement, the SPAs and the Construction Agreements are duly executed by authorised signatories of both Parties and the Buyers.

2.2
If the Effective Date does not occur by 23:59 hours in Oslo on 18 October 2017 this Agreement shall automatically terminate on 19 October 2017 (the “Termination Date”) and neither Party (nor any Buyer) shall have any obligation or liability to the other except under Clause 11 (Press Release and Confidential Information).

3.	BUYERS

3.1	The Buyer Parent has incorporated or shall incorporate wholly-owned single purpose Marshall Islands entities to be the Buyers of the Rigs and will nominate one such Buyer for each Rig.

3.2	The SPAs and the Construction Agreements shall be executed on or by 10 October 2017, or such later date as mutually agreed by the Parties.

3.3
Each of the SPAs and the Construction Agreements shall be standalone agreements independent of any other SPA or Construction Agreement, and shall bind the Seller, the Buyer and the Buyer Parent (to the extent that they are providing the parent guarantee therefor). The Parties’ respective obligations and liabilities in each of the agreement shall be limited to that stated therein, and there shall not be any cross liability or overlap of obligations between the various agreements.

4.	PRICE AND PAYMENT TERMS

4.1
The total purchase price for the Rigs shall be United States Dollars One Billion Two Hundred and Fifty-Five Million Five Hundred Thousand (US$1,255,500,000), and the price per Rig as set out in Schedule 1 (the “Rig Purchase Price”).

4.2
A first instalment of the Rig Purchase Price for each Rig in the amount set out in Schedule 1 shall be payable not later than fifteen (15) Business Days from the Effective Date (the “First Instalment”).

4.3
If a Rig is delivered pursuant to a SPA or Construction Contract, the balance of the Rig Purchase Price for each Rig shall be due by the relevant Buyer when its Rig is delivered and shall be settled by way of an interest-bearing secured seller’s credit in the amount set out in Schedule 1 payable [***] the date falling 60 months from the date that Buyer actually takes delivery of its Rig (the “Seller’s Credit”). The terms of the Seller’s Credit are to be set out in each of the SPAs and Construction Contracts.

4.4
For the purpose of clarification and avoidance of doubt, in the event the Buyer takes delivery of the Rig later than the Delivery Date, and such delay in taking delivery is not due to any delay on the part of Seller, the accrual of the interest on the Balance Payment shall commence on the Delivery Date. In the event that a Buyer takes delivery earlier than the Delivery Date, the Balance Payment becomes due and interest starts to accrue on the actual delivery date.

4.5
Each Buyer shall during the period from the Effective Date up to the date on which the last Rig is delivered under this Agreement, place orders worth not less than US$[***] for equipment and spares for its Rig by executing and issuing purchase order forms to the Seller. Each Buyer shall be liable to make an additional payment of [***]% on the value of such purchase orders as administrative charges. If the total value of a Buyer’s orders within this period is less than US$[***], Buyer shall pay to Seller [***]% of the shortfall. Each Buyer shall make payment on its orders within 30 days from the date of Seller’s Invoice.

5.	SECURITY

5.1
Each Buyer’s obligation to pay the part of the Seller’s Credit and the back end fee (as provided in Clause 6.1(A) and (B) herein) which they have to pay under the terms of the SPA or Construction Agreement to which they are a party, shall be secured by a parent guarantee from the Buyer Parent.

The Seller’s obligation to refund each First Instalment and any and all other amounts in accordance with the terms of the SPA or the Construction Contract shall be secured by a parent guarantee.

5.2
Each Buyer’s obligation to repay its Seller’s Credit and each Buyer’s obligation to pay the back end fee (as provided in Clause 6.1(A) and (B) herein) shall be secured by a first priority mortgage over its Rig and a first party assignment of the insurances and requisition compensation of that Rig (each a “Mortgage”).

5.3
Seller shall have the right to assign its rights to receive repayment of the Seller’s Credit from the Buyer and its rights to receive payment of the back end fee as stated at Clause 6.1(A) and (B) from the Buyer and its rights to, and interests in, the security in its favour as provided in Clause 5 herein to any third party including any financial institution.

6.	BACK END FEE

6.1	The Parties have agreed that the Seller shall be entitled to a market based back end fee as follows:

(A)	In respect of each Rig, a definite fixed sum of United States Dollars [***] Million [***].

(B)	Additionally, in respect of each Rig, Buyer shall pay to Seller an amount to reflect the uplift in value of the Rig at the time when Buyer pays to Seller the Seller’s Credit.

The amount to reflect the uplift in value of the Rig shall be calculated as follows:

An amount equal to 25% of the increase in value of the Rig obtained from the difference between:

(1)	the average of 3 independent broker quotes for the value of the Rig at the time of Buyer’s payment of the Seller’s Credit, and

(2)	the Rig Purchase Price stated hereinabove.

Less

(a)
[***]% per annum of the First Instalment amount for the Rig, calculated from the date of delivery of the Rig by the Seller to the Buyer until the date the Buyer pays the Seller the Seller’s Credit; and

(b)	an amount equal to the interest accrued and/or paid by Buyer to Seller in respect of the Seller’s Credit.

In the event that the average of the 3 independent broker quotes is lower than the Rig Purchase Price, or if the amount to reflect the uplift in value of the Rig as calculated above results in a negative figure, then no amount under this sub-clause (B) will be payable by either Party to the other.

The amounts in (A) and (B) above in respect of each Rig shall be payable by Buyer to Seller together with the repayment of the Seller’s Credit.

7.	DELIVERY AND TITLE

7.1
Delivery of the Rigs shall take place on the Delivery Date set out in Schedule 1 in accordance with the terms of the respective SPAs and Construction Agreements, and shall be subject to the terms set out therein.

7.2
Risk and title (free of Liens other than a Mortgage) to a Rig shall pass to the Buyer at the time and place recorded in a protocol of delivery executed by both the Seller and the relevant Buyer on the Delivery Date for that Rig.

7.3
Seller has obtained ABS Class Certificate for Rigs 1, 2, 3, 4 & 6 and these Rigs are presently in lay-up mode at Seller’s yard. Buyer accept Rigs 1, 2, 3, 4 & 6 as per the inspection at the signing of this Agreement. Rigs 1, 2, 3, 4 & 6 will be delivered and taken over in substantially the same condition as at the time of inspection at the signing of this Agreement.

ABS has issued a Statement of Fact dated 20 October 2016 for Rig 5 confirming that upon completion of remaining minor scope of work, ABS will issue an interim class certificate for the Rig. ABS Statement of Fact is attached hereto as Schedule 2. Buyer shall accept the condition of Rig 5 when the said Rig have been classed by the ABS Certification Society as evidenced by the attainment by Seller of the interim classification certificate.

In the period between the date of signing the SPAs and the Delivery Date, the Rigs will be maintained by the Seller in accordance with the Seller’s preservation regime at the time of inspection.

Buyer shall accept the condition of Rigs 7 to 9 when the said Rigs have been classed by the ABS Classification Society as evidenced by the attainment by Seller of the interim classification certificate.

7.4
In the event Buyer takes delivery of any of the Rigs later than the Delivery Dates as set out in Schedule 1 hereto, and such delay in taking delivery is not due to any delay on the part of Seller, Buyer shall compensate Seller for the additional costs to keep the Rigs at its yard, including but not limited to the costs of preservation, maintenance, storage and insurance for the Rigs.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Seller hereby represents and warrants to the Buyer on the date hereof in the terms of the representations and warranties set out below:

(a)
it is a company duly organised and validly existing under Applicable Law, and has full corporate power and authority to conduct its business as it is presently being conducted and it has all necessary corporate authority and has taken all corporate action necessary to enter into this Agreement, the SPAs and the Construction Contracts and to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b)
neither the execution and delivery of this Agreement, the SPAs or the Construction Contracts (or any of them) by the Seller nor the performance by the Seller of its obligations hereunder will result in (i) a violation of the memorandum or articles of association of the Seller, or (ii) a violation by the Seller of any applicable law;

(c)
no consent, approval or authorisation of, or declaration, filing or registration with, any governmental authority, or any other person, is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement, the SPAs or the Construction Contracts (or any of them) and the performance of its obligations hereunder or thereunder; and

(d)	each Original Contract has been duly terminated, and no claims have been asserted or threated by any Original Buyer against the Seller or any of the Rigs.

8.2	The Buyer Parent hereby represents and warrants to the Seller on the date hereof in the terms of the representations and warranties set out below:

(a)
It is a corporation duly organised and validly existing under applicable law and has full corporate power and authority to conduct its business as it is presently being conducted and has all necessary corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder;

(b)
neither the execution and delivery of this Agreement, the SPAs or the Construction Contracts (or any of them) by the Buyer Parent and/or the Buyers nor the performance by the Buyer Parent or a Buyer of its respective obligations hereunder or thereunder will result in (i) a violation of the constitutional documents of the Buyer Parent or any Buyer or (ii) a violation by the Buyer Parent or a Buyer of any applicable law; and

(c)
no consent, approval or authorisation of, or declaration, filing or registration with, any governmental authority, or any other person, is required to be made or obtained by the Buyer Parent or a Buyer in connection with the execution, delivery and performance of this Agreement, the SPAs or Construction Contracts or the performance of its obligations hereunder or thereunder.

9.	INDEMNIFICATION

9.1
The Seller irrevocably and unconditionally undertakes to hold harmless (on a full indemnity basis) the Buyer Parent and each Buyer and its and their respective directors, officers, employees and agents, from and against any Losses arising from or by reason of or related to any claim by an Original Buyer against a Buyer, the Parent Buyer or any Rig.

10.	EXPENSES

10.1
Except as is otherwise specifically provided in this Agreement, and without prejudice to any claims for damages, each Party shall pay its own costs and expenses in connection with this Agreement, the SPAs and the Construction Agreements and the transactions contemplated hereby, including (without limitation) all legal fees and disbursements, accounting fees and other expenses and any Taxes thereon or arising in connection therewith.

10.2	The Seller shall be liable for all costs relating the registration of the Mortgage.

11.	PRESS RELEASE AND CONFIDENTIAL INFORMATION

11.1
The Parties shall agree the terms of, and timing of, any and all press releases or other announcements of this Agreement and neither Party shall make any public announcement without the prior written consent of the other Party, unless so required by applicable law or the requirements of a securities exchange or government authority.

11.2
The Parties shall, and the Buyer Parent shall procure that each Buyer shall, treat as confidential (and as “Confidential Information” for the purposes of this Clause 11) all information received or obtained by it as a result of entering into or performing this Agreement or the transactions contemplated herein which is not publicly available (or is publicly available only due to a breach of the provisions of this Clause 11 by one of the Parties).

Subject to this Clause 11.1, each of the Parties agrees to keep the Confidential Information concerning the other Party and any of their Affiliates in strict confidence and that, without the prior written consent of the other Party, will not disclose or permit any other person access to the Confidential Information except as provided in this Clause 11.1.

Each of the Parties and the Buyers may disclose to its permitted contractors and Affiliates any of the Confidential Information that is reasonably necessary for such permitted contractors to perform their duties with respect to the Rigs; provided, however, that they shall first have required their respective contractors to sign a confidentiality agreement in form and substance reasonably suited to implement the purpose of this Clause 11.1.

Each Party shall be responsible for causing its permitted contractors and Affiliates to maintain the confidentiality of the Confidential Information, and each Party acknowledges and agrees that use or disclosure thereof by the receiving Party or any Affiliate, agents, representatives, servants, contractors or employees of such receiving Party, other than in accordance with the express terms of this Agreement or as otherwise authorised in writing by a senior officer of the disclosing party, constitutes a material breach of the Agreement or, after the Termination Date, of such disclosing Party’s continuing rights. In such event, the applicable receiving Party acknowledges that such disclosing Party may be immediately and irreparably harmed, that money damages may not provide full and appropriate relief, and that, notwithstanding any other provision hereof, such disclosing Party may therefore immediately seek to terminate this Agreement upon written notice, and to obtain an order for appropriate injunctive relief.

11.3	Notwithstanding the other provisions of this Clause 11, a Party and a Buyer may disclose Confidential information:

(a)
if and to the extent required by applicable law, any securities exchange or governmental authority of competent jurisdiction, whether or not the requirement for information has the force of law, subject to the other Party agreeing to the terms of any such disclosure (to the extent that such agreement is permitted under the terms of such body), such agreement not to be unreasonably withheld or delayed;

(b)
to its employees, professional advisers, auditors and banks who have been informed of the confidentiality of the information prior to disclosure, have a legitimate need to know such information and who will themselves be subject to a duty of confidentiality of similar nature and scope to that contained in this Clause 10;

(c)
if and to the extent the information has come into the public domain through no fault of a Party or any person for whose conduct it is responsible or was lawfully in the possession of a Party prior to disclosure to it;

(d)
which was received by from a third party without obligation of confidentiality (such Party having acted in good faith and having no reasonable ground to believe that the disclosure is in breach of any duty of confidentiality);

(e)
if and to the extent the other Party has given prior written consent to the disclosure provided that such consent shall not be withheld or delayed in respect of any disclosure to any person who has entered into a confidentiality undertaking or agreement of similar nature and scope to that contained in this Clause 11, provided that in respect of (b) and (e) only, the Party who makes such disclosure shall remain liable to the other Party for the compliance of such person with the terms of this Clause 11.

11.4	The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

12.	RIGHTS OF THIRD PARTIES

Subject to the Buyers being able to enforce their rights as contained herein, no term of this Agreement shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any Person who is not a Party to this agreement. The consent of any Buyer shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefit conferred on such Buyer.

13.	SURVIVAL

Termination or expiry of this Agreement shall be without prejudice to any provision of this Agreement which (either expressly or impliedly) is intended to survive such termination or expiry (as the case may be), including without limitation Clauses 9-15 (inclusive).

14.	COUNTERPARTS

14.1	This Agreement may be executed in any number of counterparts but shall not be effective until each of the Parties has executed at least one counterpart.

14.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute one and the same instrument.

15.	GOVERNING LAW AND DISPUTES

15.1	This Agreement and the rights of the Parties shall be governed by and construed in accordance with English law.

15.2
If any dispute between Buyer Parent and Seller arises as to any matter arising under or out of or in connection with this Agreement, the Parties shall in the first instance attempt to settle the dispute amicably by reference of the dispute to the senior management of the Parties for negotiation and resolution.

15.3
If the dispute remains unresolved within a fourteen (14) days period from the commencement of such negotiation, the Parties shall attempt to settle such dispute by mediation in accordance with the Mediation Procedure of the Singapore Mediation Centre. Neither Party may terminate the mediation until each Party has made its opening presentation and the mediator has met each Party separately. The mediation shall take place in Singapore and the language of the mediation shall be English. If the dispute remains unresolved within a fourteen (14) days period from the commencement of such negotiation, it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

15.4	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

15.5
The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement,

15.6
In cases where neither the claim nor any counterclaim exceeds the sum of United States Dollars One Hundred Thousand (US$100,000) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

15.7	Notwithstanding the above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

15.8
The Buyer Parent, the Buyer and the Seller agree they shall each appoint agent in London for the purpose of accepting service of process in any action, arbitration or proceedings brought against it in England and Wales with respect to this Agreement and that any service on such process agent shall be valid service for such purposes. In this regard, each of the Parties shall deliver to the other Party an appointment of process agent duly issued by it in favour of such process agent together with the acknowledgement issued by such process agent addressed to the other Party within fourteen (14) days of the date of this Agreement. Each of the Parties undertakes not to revoke the authority of such agent and if, for any reason, any agent can no longer serve as its agent to receive service of process, another agent will be immediately appointed and the other Party advised accordingly.

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Signed by [***]
for and on behalf of

PPL Shipyard Pte Ltd

Signature

Signed by [***]
for and on behalf of

Borr Drilling Limited

Signature

SCHEDULE 1

The Rigs

Purchase Price / First Instalment / Seller’s Credit for each Rig

The purchase price for each Rig shall be United States Dollars One Hundred and Thirty-Nine Million Five Hundred Thousand (US$139,500,000).

(i)	the sum of United States Dollars Fifty-Five Million and Eight Hundred Thousand (US$55,800,000) as the First Payment; and

(ii)	the balance of the purchase price amounting to United States Dollars Eighty-Three Million and Seven Hundred Thousand (US$83,700,000) as the Seller’s Credit.

Interest / Admin Fee / Back-End Fee

(1)	interest on Seller’s Credit payable by Buyer quarterly as described in Clause 3(b)(i) to (iii) SPA and Clause 3.2(b)(i) to (iii) Construction Contract.

(2)	Admin Fee - as described in Clause 4.5 herein and in Clause 3(d) SPA and Clause 3.6 Construction Contract.

(3)	Back-End Fee - consisting of definite payment and uplift between valuation and Purchase Price for each Rig as described in Clause 3(c) SPA and Clause 3.5 Construction Contract.

Delivery Date for the Rigs

The estimated delivery dates for the Rigs are as follows (Rigs 1-6 being completed Rigs to be sold under SPAs and Rigs 7-9 being Rigs under construction to be sold under Construction Contracts):

Rig	Hull No.	Delivery Date
1	P2041	15 November 2017
2	P24,3	04 January 2018
3	P2045	23 February 2018
4	P2046	13 April 2018
5	P2053	1 June 2018
6	P2049	23 July 2018
7	P2047	11 September 2018
8	P2048	31 October 2018
9	P2052	30 January 2019

FORM OF SPA

SUBJECT TO CONTRACT

AGREED FORM

AGREEMENT FOR SALE AND PURCHASE OF
PACIFIC CLASS 400 JACK-UP DRILLING RIG BEARING HULL NO. P[2053]

This Sale and Purchase Agreement (this “Agreement”) is entered into on [●] October 2017 Between

PPL Shipyard Pte Ltd, a company incorporated under the laws of Singapore and having its registered office at 21, Pandan Road, Singapore 604273 (hereinafter called “Seller”),

And

Borr Jack-Up [●] Inc., a company incorporated under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and an office at Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda (hereinafter called “Buyer”).

Seller and Buyer shall each be known as “Party” or collectively be known as “Parties”.

The Parties agree that this Agreement is entered into pursuant to the Master Agreement (as defined below) and its effectiveness is subject to the conditions set out in Clause 2 of the Master Agreement, and will become effective, in accordance with the Master Agreement, from the Effective Date. Alternatively, this Agreement will be automatically null and void on the Termination Date (as defined in Clause 2.2 of the Master Agreement).

Seller has agreed to sell and Buyer has agreed to buy one unit of Pacific Class 400 jack up drilling rig bearing Hull No. [P2053] at Seller’s shipyard in Singapore (“the Rig”) on the following terms and conditions:

1.	Definitions

“Average LIBOR”, for any quarter after the Delivery Date, shall mean the average of the Monthly LIBOR for the three (3) months of that quarter or in the event of early repayment of the balance of the purchase price of the Rig as stated in Clause 3 by the Buyer, such average, as appropriately adjusted by the Seller.

“Back End Fee” shall mean the sum payable by Buyer to Seller as stated in Clause 3(c).

Sale and Purchase Agreement – Hull Number P[2053]

“Banking Days” are days on which banks are open in London, Oslo, Singapore and in New York City and excluding days which are Saturday, Sunday or public holidays in any of the places listed above.

“Buyer’s Parent Company” means Borr Drilling Limited, a company incorporated in Bermuda, who is the parent company of the Buyer.

“Classification Society” or “Class” means the American Bureau of Shipping (ABS).

“Delivery Date” means [insert date set out in Schedule 1 to the Master Agreement], subject to terms of Clause 14.1.

“Effective Date” has the meaning set out in the Master Agreement.

“In writing” or “written” means a letter handed over from Seller to Buyer or vice versa, a registered letter, telex, telefax, email or other modern form of written communication.

“Master Agreement” means the master agreement dated [●] October 2017 between the Seller and the Buyer, a copy of which is attached hereto as Exhibit 1.

“Monthly LIBOR” means the 3-month USD LIBOR as quoted in Bloomberg on the first New York banking day in a calendar month (or in the event the quotation from Bloomberg is not available, then the quotation from any other financial reporting service as the Seller shall determine), with the first Monthly LIBOR being determined as at the first New York banking day of the calendar month when delivery of the Rig takes place. If LIBOR should cease to be available, it shall be replaced by the reference rate which replaces LIBOR in the London interbank market, or such other rate as the Seller and the Buyer shall agree.

“Buyer’s Parent Company Guarantee” means the parent company guarantee to be provided by the Buyer’s Parent Company substantially in the form attached as Schedule 4 hereto.

“Seller’s Parent Company Guarantee” means the parent company guarantee for payment of the First Payment as described in Clause 3 (f) to be issued by the Seller’s Guarantor substantially in the form attached as Schedule 5 hereto.

“Seller’s Guarantor” means Sembcorp Marine Ltd., a company incorporated in Singapore, who is the parent company of the Seller issuing the Seller’s Parent Company Guarantee.

2.	Purchase Price

The purchase price for the Rig shall be United States Dollars One hundred and thirty nine million five hundred thousand (US$139,500,000) (the “Purchase Price”).

Sale and Purchase Agreement – Hull Number P[2053]

3.	Payment

(a)	The said Purchase Price shall be paid in full, free of bank charges, to Seller as follows:

(i)
the sum of United States Dollars Fifty Five Million Eight Hundred Thousand (US$55,800,000) (“the First Payment”) not later than fifteen (15) Banking Days from the Effective Date, provided that the Seller’s Parent Company Guarantee has been issued in favour of Buyer; and

(ii)
the balance of the Purchase Price amounting to United States Dollars Eighty three Million Seven Hundred Thousand (US$83,700,000) (“the Balance Payment”) shall be made available as a seller’s credit, payable [***] the date falling sixty (60) months from the actual delivery date of the Rig. No Balance Payment is due if the Rig is not delivered under this Agreement.

(b)	If the Rig is delivered under this Agreement, Buyer shall pay interest on the Balance Payment to Seller, quarterly, as follows:

(i)	during the period of 36 months after the Delivery Date, at the rate of [***]% above the Average LIBOR up to the day the balance of the Purchase Price is paid to the Seller;

(ii)	during the period of 12 months thereafter, at the rate of [***]% above the Average LIBOR up to the day the balance of the Purchase Price is paid to the Seller; and

(iii)	during the period of 12 months thereafter, at the rate of [***]% above the Average LIBOR up to the day the balance of the Purchase Price is paid to the Seller.

Seller shall invoice the Buyer in writing, for each quarter in respect of the interest payable for that quarter which interest shall be due and payable on the last Banking Day of that quarter. Seller’s invoices in this regard shall be conclusive evidence of such amount of interest to be payable by Buyer, save for manifest error.

For the purpose of clarification and avoidance of doubt, the accrual of the interest on the Balance Payment as provided above shall commence on the actual delivery date of the Rig. In the event Buyer takes delivery of the Rig later than the Delivery Date, and such delay in taking delivery is not due to any delay on the part of Seller, the accrual of the interest on the Balance Payment as provided in this Clause 3(b) shall commence on the Delivery Date. In the event that the Buyer takes delivery earlier than the Delivery Date, interest starts to accrue on the Balance Payment from the actual delivery date.

(c)	Buyer shall pay to Seller an amount to reflect the uplift in value of the Rig at the time when Buyer pays to Seller the Balance Payment, to be defined and calculated as follows:

(A) A definite fixed sum of USD[***]

plus

Sale and Purchase Agreement – Hull Number P[2053]

(B) 25% of the increase in value of the Rig obtained from the difference between:

(1)	the average of 3 independent broker quotes for the value of the Rig at the time of Buyer’s payment of the Balance Payment, and
(2)	the Purchase Price.

Less

(a)	[***]% per annum of the First Payment, calculated from the date of delivery of the Rig by the Seller to the Buyer until the date the Buyer pays the Seller the Balance Payment; and
(b)	an amount equal to the interest accrued and/or paid by Buyer to Seller in respect of the Balance Payment.

In the event that the average of the 3 independent broker quotes is lower than the Purchase Price, or if the amount to reflect the uplift in value of the Rig as calculated above results in a negative figure, then no amount in this sub-clause (B) will be payable by the Buyer, and the Seller has no obligation to reimburse the Buyer for the shortfall.

(d)
The Buyer shall during the period from the Effective Date up to 30 January 2019 (or such other date on which the last rig is delivered under the Master Agreement) place orders worth not less than US$[***] for equipment and spares for the Rig by executing and issuing purchase order forms to the Seller. The Buyer shall be liable to make an additional payment of [***]% on the value of such purchase orders as administrative charges. If the total value of Buyer’s orders by 30 January 2019 (or such other date on which the last rig is delivered under the Master Agreement) is less than US$[***], Buyer shall pay to Seller [***]% of the shortfall. Buyer shall make payment on its orders within 30 days from the date of Seller’s invoice.

(e)	All payments to be effected by Buyer to Seller pursuant to this Agreement shall be remitted to the following bank account of Seller, free and clear of bank charges;

[***]
Swift Address: [***]
FED ABA: [***]
For A/C: UOB Singapore
Swift Code: [***]
For Credit of PPL Shipyard Pte Ltd
US$ current A/C No: [***]

or to such other bank account as Seller shall notify Buyer in writing from time to time.

(f)	Payment by Buyer of the First Payment in accordance with Clause 3(a) (i) is conditional upon Seller providing Buyer with the Seller’s Parent Company Guarantee.

(g)
Buyer’s obligation to pay the Balance Payment (and any interest thereon as provided in Clause 3(b) herein) and Buyer’s obligation to pay the Back End Fee shall be secured by the Buyer’s Parent Company Guarantee from Borr Drilling Limited.

Sale and Purchase Agreement – Hull Number P[2053]

(h)
Buyer’s obligation to pay the Balance Payment (and any interest thereon as provided in Clause 3(b) herein) and Buyer’s obligation to pay the Back End Fee shall be secured by a first priority mortgage over the Rig and a first party assignment of the insurances and requisition compensation of the Rig.

(i)
Seller shall have the right to assign its rights to receive payment of the Balance Payment (and interest thereon) from the Buyer and its rights to receive payment of the Back End Fee from the Buyer and, in connection therewith, its rights to, and interests in the security documents as hereinafter defined at Clause 11.1 and the Buyer’s Parent Company Guarantee to any third party including any financial institution with prior written consent of the Buyer Parent (such consent not to be unreasonably withheld).

(j)
Buyer shall at its own cost on execution of this Agreement provide Seller with a corporate guarantee (the “Parent Company Guarantee”) from Borr Drilling Limited in respect of the performance of Buyer’s obligations under this Agreement. The Parent Company Guarantee shall be in the form set out in Schedule 4 of this Agreement.

4.	Time and Place of Delivery

4.1	Time and place for delivery: The Rig shall be delivered and taken over by Buyer at a safe and accessible berth alongside Seller’s shipyard in Singapore on the Delivery Date.

4.2
[For 5 completed Rigs] Seller has obtained ABS Class Certificate and these Rigs are presently laid up at Seller’s yard. Buyer accepts the Rig complete with its present documentation and drawings as per the inspection at the signing of this Agreement. Buyer shall bear the cost and time impact of any changes required by Buyer. The Rig will be delivered and taken over in substantially the same condition as at the time of inspection at the signing of this Agreement, fair wear and tear excepted.

[For P2053] The Rig is substantially completed and is presently laid up at Seller’s yard. Most of the remaining minor scope of work requires the Buyer’s information. Buyer shall provide the requisite information as set out in Schedule 2 within 14 days from the date of this Agreement. Buyer accepts the Rig complete with its present documentation and drawings as per the inspection at the signing of this Agreement except for the remaining minor scope of work which Seller will complete upon receiving Buyer’s requisite information. Buyer shall bear the cost and time impact of any changes required by Buyer. The Rig will be delivered and taken over in substantially the same condition as at the time of inspection at the signing of this Agreement, fair wear and tear excepted.

In the period between the date of signing this Agreement and the Delivery Date, the Rig will be maintained by the Seller in accordance with the Seller’s preservation regime at the time of inspection.

Sale and Purchase Agreement – Hull Number P[2053]

4.3
In the event Buyer takes delivery of the Rig later than the Delivery Date, and such delay in taking delivery is not due to any delay on the part of Seller, Buyer shall compensate Seller for the additional costs to keep the Rig at Seller’s yard, including but not limited to the costs of preservation, maintenance, storage and insurance for the Rig.

4.4
Should the Rig become an actual, constructive or compromised total loss before delivery, the First Payment shall be refunded by Seller, together with interest thereon at the same rate stated in Clause 3(b)(i) (i.e. US$ LIBOR plus [***]% p.a.) to Buyer and this Agreement shall be terminated and neither Party hereto shall have any claims against the other Party pursuant to, or in connection with, this Agreement other than the Seller’s obligation to refund the First Payment.

5.	Equipment/Spares/Bunkers and other items

5.1
Seller shall deliver the Rig to Buyer with the equipment as specified in the specifications for the Rig. Spares are not included in this sale. Items on board which are on hire or owned by third parties (if any) are also excluded from the sale.

5.2
An inventory of unused lubricating oil, grease, fuel oil or other liquids, supplied by Seller and left on board at delivery of the Rig shall be purchased and paid for by Buyer. Buyer will take over the remaining bunkers and unused lubricating oils in storage tanks and unbroached drums and pay the current market price for the quantities taken over. Payment under this Clause 5 shall be made by Buyer to Seller at the time of delivery of the Rig in the same currency as the Purchase Price.

6.	Warranty

6.1
Seller does not provide warranty for the Rig but the Buyer shall be assigned the benefit of warranties from suppliers [of equipment purchased pursuant to Clause 3(d) and all other supplier warranties] which have not expired on delivery of the Rig and Buyer shall seek its remedies or enforce its rights against the suppliers in the event of a warranty claim in respect of such warranties which have been assigned to it at its sole cost and expense.

7.	Closing/Delivery

7.1	The place for dosing of delivery for the Rig shall be at Seller’s office in Singapore.

7.2	Buyer shall take delivery of the Rig on the Delivery Date unless this Agreement is terminated by Buyer due to an Event of Default by Seller under Clause 14.

7.3
Buyer shall be responsible for registration and documentation of the Rig in the name of Buyer in the Panama Register of Shipping and all expenses incurred with respect thereto shall be paid and be solely for the account of Buyer. In this regard, as soon as practicable after receipt of the First Payment, Seller shall forward, by email or fax, copies of the Builder’s Certificate of the Rig duly notarised, the Class Attestation or Classification Certificate of the Rig and the Tonnage Attestation or Tonnage Certificate of the Rig (collectively “the Provisional Registration Documents”) to enable Buyer to provisionally register the Rig in their name in the Panama Register of Shipping. Buyer shall forward a copy of the provisional certificate of Panamanian Registry of the Rig issued in their name to Seller not later than seven (7) days from the date of receipt by Buyer of the Provisional Registration Documents from Seller.

Sale and Purchase Agreement – Hull Number P[2053]

7.4	At the time of delivery, Buyer and Seller shall sign and deliver to each other a Protocol of Delivery confirming the date and time of delivery of the Rig from Seller to Buyer.

7.5
The Rig is presently built to the requirements of the [Panama / Port Klang Malaysia /Singapore] flag registry. Seller will inform Class of Buyer’s intent to register the Rig under the Panamanian ship registry if it decides to change the flag of the Rig [Port Kiang Malaysia or Singapore only]. In the event that there is any work required to be carried out on the Rig to comply with the requirements of the Panamanian ship registry, such work shall be treated as variation order, and any cost and time impact on Delivery Date shall be borne by Buyer.

8.	Documentation

8.1	Seller shall deliver the following documents to Buyer at closing on the Delivery Date, to the extent not already delivered pursuant to Clause 7.3:

(a)	executed and notarized Bill of Sale for the Rig recordable in Panama and stating that the Rig is free and clear of all liens, security, interests, claims and encumbrances, duly notarised.

(b)	executed and notarized Builder’s Certificate, duly notarised.

(c)	the classification certificate and the tonnage certificate of the Rig.

(d)
Declaration of Warranty of Seller that the Rig and any equipment forming part of the Rig is delivered to Buyer free and clear of all Liens, claims, retention of title arrangements or other encumbrances, and in particular that the Rig is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by local Singapore authorities, as well as, of all liabilities of Seller to its subcontractors, employees, crew and others and of all liabilities arising from the operation of the Rig during trial tests and commission or otherwise prior to Closing.

(e)	a commercial invoice for the Balance Payment signed by a director, officer or other person authorised to represent Seller.

Sale and Purchase Agreement – Hull Number P[2053]

(f)	a commercial invoice for the First Payment marked “Paid” signed by a director, officer or other person authorised to represent Seller.

(g)
extract of resolutions of the board of directors of Seller, certified as a true copy by the Company Secretary or a Director of Seller, approving and ratifying the entry into this Agreement and the transactions contemplated hereby and appointing a designated person under the said resolutions to sign the Bill of Sale, Protocol of Delivery and Acceptance and the other Seller’s delivery documents (as defined in Clause 11) and to deliver the Rig from Seller, such copy bearing a certificate signed by a director or officer of Seller as to the completeness and validity of the resolution(s).

(h)	Drawings, plans and manuals pertaining to the Rig as stipulated in the specifications for the Rig.

(i)	Protocol of Trials of the Rig made pursuant to the specifications for the Rig, if applicable.

(j)	Protocol of Inventory and Equipment of the Rig, as detailed in the specifications for the Rig.

(k)	Protocol of Stores of Consumable Nature, such as fuel oil, lubricating oil and greases, fresh water etc. which are on board and payable by Buyer to Seller.

(l)
all certificates, including but not limited to classification certificates, and other documents required to be furnished on delivery pursuant to this Agreement.

In the event that any required certificates are not available at the time of delivery, Buyer shall accept interim certificates provided that Seller, at its cost and expense, provides Buyer with final certificates as promptly as possible.

(m)	Certificate of Non-Registration issued by Seller confirming that the Rig is not, on the Delivery Date, registered in any registry or other record Delivery Date.

(n)	any other documents reasonably required by Buyer for the purpose of registering the Vessel in Panama, but only to the extent that such document(s) is/are within Seller’s power and control to provide.

8.2	Buyer shall deliver the following documents to Seller at closing or the Delivery Date.

(a)	A Certificate of Incumbency for Buyer listing the current directors and officers of Buyer signed by a director or other person authorised to represent Buyer under power of attorney.

(b)
A certified copy of a resolution of all the members of the board of directors of Buyer, approving the terms of this Agreement and the transactions contemplated herein and appointing a designated person under power of attorney to sign the Protocol of Delivery and Acceptance, the other Buyer’s delivery documents and the Security Documents (as hereinafter defined) and to accept delivery of the Rig from Seller, such copy bearing a certificate signed by a director or officer of Buyer as to the completeness and validity of the resolution(s).

Sale and Purchase Agreement – Hull Number P[2053]

(c)
an original Power of Attorney of Buyer authorising Buyer’s appointed representative(s) to execute all necessary documents and take all necessary action in order to purchase and complete the purchase and take delivery of the Rig and execute the Security Documents (as hereinafter defined), duly notarised.

(d)	the Acceptance of Sale of the Rig, in the requisite Panamanian format, duly notarised.

[For Malaysian and Singapore flag rig: Borr has the option to retain Malaysian and/or Singapore flag and all references to Panama will be construed accordingly]

8.3
The Parties will deliver each to the other draft copies of their delivery documentation not later than twenty-one (21) days prior to the anticipated date of delivery for each Party to review the other Party’s documents.

9.	Encumbrances

9.1	Seller warrants that the Rig, at the time of delivery, is free and clear of all liens, security, interests, claims and encumbrances.

9.2	Seller hereby undertakes to indemnify Buyer against any claim made against the Rig which have been incurred prior to the time of delivery.

10.	Taxes, Fees and Expenses

10.1	Any taxes, fees and expenses imposed on Buyer in connection with the purchase and registration of the Rig in Buyer’s nominated flag state shall be for Buyer’s account.

10.2
Any taxes, fees and expenses imposed on Seller in connection with this Agreement in relation to the construction and the sale of the Rig prior to Delivery, including tax on wages and salaries and corporate tax, shall be for Seller’s account.

10.3	The Seller confirms that there is no GST or similar sales tax or duty payable on the Purchase Price or otherwise in connection with the sale of the Rig.

Sale and Purchase Agreement – Hull Number P[2053]

11.	Title and Risk/Security

11.1	The title to the Rig will be transferred by Seller to Buyer as at the date and time of delivery of the Rig stated in the Protocol of Delivery mentioned in Clause 7.4.

As security for the due fulfilment of their obligations to the Seller pursuant to this Agreement, Buyer shall, forthwith upon delivery of the Rig to it pursuant to this Agreement, execute a first preferred Panamanian naval mortgage of the Rig (in such number of sets as required by the Seller) (the “Mortgage”) together with any accompanying registration form, as required by the Panama Register of Shipping, and a deed of assignment of the insurances and requisition compensation of the Rig in favour of Seller (collectively “the Security Documents”). Seller shall, at Buyer’s cost, cause the title to the Rig and the Mortgage (together with any accompanying registration form as required by the Panama Register of Shipping) to be registered with the Panama Register of Shipping.

Concurrently with the execution of the Security Documents, Buyer shall deliver to Seller the original hull and machinery, increased value and excess disbursements (if any) and war risks (if any) insurance policies of the Rig, together with a copy of the P&I Certificate of Insurance or Certificate of Entry of the Rig and such other documents as Seller shall reasonably require. Buyer shall also notify Seller of the name and contact details of the Rig’s insurance brokers forthwith upon Seller’s request.

11.2	Risk for loss and damage in the Rig shall vest with Seller until delivery and shall pass to Buyer on delivery.

11.3	Seller shall be entitled to exercise a lien on the Rig until the Mortgage in favour of Seller on the Rig has been registered with the Panama Register of Shipping.

12.	Buyer’s Representative

There will be no Buyer’s representative permanently placed on board the Rig in the period between the Effective Date and the Delivery Date, provided however that in the event that at any time after the Effective Date and prior to the Delivery Date, Buyer and its clients need to board the Rig for its clients’ visit, Buyer shall obtain Seller’s written consent, and such consent shall not be unreasonably withheld, and Seller shall accompany Buyer for the visit on the Rig.

13.	Buyer’s Default and Termination

13.1	The following shall constitute events of default of Buyer under this Agreement:

(a)
Should the First Payment not be paid in accordance with Clause 3(a)(i), Seller shall have the right to cancel this Agreement in its sole discretion on notice to Buyer, such cancellation notice having immediate effectiveness, and neither Party shall have any further obligation to the other Party except for obligations under this Agreement that survive termination.

Sale and Purchase Agreement – Hull Number P[2053]

(b)
If, after the Delivery Date, Buyer fails to pay the Balance Payment as stated in Clause 3(a)(ii), or fails to pay the quarterly interest on the Balance Payment as stated in Clause 3(b), or fails to pay the Back End Fee as stated in Clause 3(c), or if after the Delivery Date, Buyer or Buyer Parent is voluntarily or involuntarily made a part of any receivership, liquidation or bankruptcy proceedings or Buyer or Buyer Parent becomes insolvent or otherwise unable to meet all or part of its financial or other obligations under this Agreement, or if an event of default occurs under the terms of any of the Security Documents; or

(c)	If, in the reasonable opinion of the Seller, any of the securities granted to the Seller under the terms of the Security Documents are in jeopardy and notice thereof has been given to the Buyer, or

(d)
If, after the Delivery Date, anything is done or omitted to be done by the Buyer’s Parent Company which in the reasonable opinion of the Seller, materially impairs or renders insufficient or inadequate the Buyer’s Parent Company Guarantee; or

(e)
If, after the Delivery Date, there should occur any event or change or series of events which in the reasonable opinion of Seller, would have a material or adverse effect on the business or financial condition of the Buyer or the Buyer’s Parent Company or a material or adverse effect on the ability of the Buyer’s Parent Company to perform its obligations under the Buyer’s Parent Company Guarantee.

(f)
If, after the Delivery Date, any indebtedness of an amount more than [***]% of the Buyer’s Parent Company’s tangible net worth, is not paid when due, or is or is declared to be or is capable of being declared due and payable before its normal maturity,

Seller shall have the remedies as specified in the Security Documents. In this regard, in the event there is a shortfall in the proceeds of any judicial or mortgagee’s sale of the Rig, Seller shall have the right to claim the balance of the indebtedness due to them pursuant to this Agreement from Buyer. In the event Seller realises a surplus from any mortgagee’s sale of the Rig, Seller shall be entitled to retain such surplus. For the purpose of clarification and avoidance of doubt, in such an event, Seller shall also have the right to appropriate and forfeit the First Payment and any interest already paid by Buyer pursuant to Clause 3(b) (i)-(iii), and the Parties acknowledge that the appropriation and forfeiture of the First Payment and any interest already paid by Buyer pursuant to Clause 3(b) (i)-(iii) by Seller is a reasonable and agreed pre-estimate of the Seller’s loss and not a penalty, and that this is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms.

Sale and Purchase Agreement – Hull Number P[2053]

(g)	If Seller tenders the Rig for delivery in accordance with the terms of this Agreement and Buyer fails to take delivery of the Rig within twenty one (21) days of the Delivery Date; or

(h)
If prior to the Delivery Date, Buyer or Buyer Parent is voluntarily or involuntarily made a part of any receivership, liquidation or bankruptcy proceedings and such proceedings are not discharged within thirty (30) days or Buyer or Buyer Parent becomes insolvent or otherwise unable to meet all or part of its financial or other obligations under this Agreement and such proceedings are not discharged within thirty (30) days; or

(i)	In the event Buyer fails to comply with its obligations under Clause 7.3 and fails to rectify such non-compliance within fourteen (14) days of the Seller’s written notice to Buyer to do so; or

[For P2053: (h) In the event Buyer fails to comply with its obligations under Clause 7.3 or Clause 4.2, and fails to rectify such non-compliance within fourteen (14) of the Seller’s written notice to Buyer to do so;]

(j)
If, before the Delivery Date, there should occur any event or change or series of events which in the reasonable opinion of Seller, would have a material or adverse effect on the business or financial condition of the Buyer or the Buyer’s Parent Company or a material or adverse effect on the ability of the Buyer’s Parent Company to perform its obligations under the Buyer’s Parent Company Guarantee; or

(k)
If, before the Delivery Date, any indebtedness of an amount more than [***]% of the Buyer’s Parent Company’s tangible net worth, is not paid when due, or is or is declared to be or is capable of being declared due and payable before its normal maturity,

Seller shall have the right to terminate this Agreement and appropriate and forfeit the First Payment and retain the Rig, and the Parties acknowledge that the appropriation and forfeiture of the First Payment by Seller is a reasonable and agreed pre-estimate of the Seller’s loss and not a penalty, and that this is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms.

14.	Seller’s Default and Termination

14.1
Should Seller fail to be ready to validly complete a legal transfer of the Rig by the Delivery Date, the Buyer shall be entitled to cancel this Agreement, save that in the event the Rig is damaged due to any reason whatsoever prior to the Delivery Date and written notice thereof has been given to Buyer, Buyer shall only be entitled to cancel this Agreement in the event Seller is unable to rectify the damage and deliver the Rig to Buyer in such conditions as required under this Agreement, within 210 days of the event causing the damage. If this 210 days rectification period extends beyond the Delivery Date, the Buyer shall not be entitled to terminate for late delivery until such rectification period has expired. This rectification provision does not apply in the events as described in Clause 4.4. In the event that Buyer elects to cancel this Agreement, the First Payment together with interest thereon at the same rate stated in Clause 3(b)(i) (i.e. US$ LIBOR plus [***]% p.a.) from the date of payment by the Buyer, shall be immediately refunded by Seller to Buyer without the need for further demand or process. When the refund with interest is paid in full, Seller shall have no further liability to Buyer, pursuant to, or in connection with, this Agreement.

Sale and Purchase Agreement – Hull Number P[2053]

14.2
Without prejudice to the condition for payment of the First Payment as set out in Clause 3(a)(i), if Seller fails to provide the Seller’s Parent Company Guarantee within 10 days of the date of this Agreement, the Buyer shall have the right to cancel this Agreement in its sole discretion on notice to Seller, such cancellation notice having immediate effectiveness and neither Party shall have any further obligation to the other Party.

14.3
If, prior to the delivery of the Rig, Seller or the Seller’s Guarantor is voluntarily or involuntarily made a part of any receivership, liquidation or bankruptcy proceedings and provided such proceedings are not discharged within thirty (30) days or Seller or the Seller’s Guarantor becomes insolvent or otherwise unable to meet all or part of its financial or other obligations under this Agreement, Buyer shall have the right to terminate this Agreement and the First Payment, together with interest thereon at the rate set out in Clause 3 (b)(i) (i.e. US$ LIBOR plus [***]% p.a.) calculated from the date of payment by the Buyer shall be refunded to Buyer immediately.

14.4
The Seller irrevocably agrees that if, following a demand by the Buyer for repayment under this Clause 14, Seller or Seller’s Guarantor does not make immediate refund to Buyer, Buyer shall be entitled to serve notice exercising its right to pay the Balance Payment and the Back End Fee and take delivery of the Rig under this Agreement.

15.	Consequential Loss / Liability

15.1
Save for Seller’s liability under Clause 9.2 (Encumbrances) above and except for a breach of Clause 16, neither Buyer nor Seller shall be liable to the other under this Agreement (including under any indemnity save as aforesaid) for any of the following (whether direct, indirect or consequential): loss of use of the Rig, loss of time, loss of production, loss of business, loss of contracts, loss of charter hire, loss of opportunity, loss of goodwill or reputation, loss of profits or earnings or anticipated revenue, financing costs, losses or claims resulting from failure to meet any contractual commitments or deadlines and downtime of facilities or equipment or any other property, or for any financial or economic loss, nor shall either Buyer or Seller be liable to the other under this Agreement (including under any indemnity save as aforesaid), for any incidental, indirect, consequential, exemplary, special or punitive losses or damages of any kind whatsoever, howsoever the same may have been caused or arisen whether by way of indemnity or by reason of any breach of warranty, breach of contract, negligence, tort, strict liability, statutory duty or by reason of anything under common law, equity or otherwise, and whether or not foreseeable as at the date of this Agreement.

Sale and Purchase Agreement – Hull Number P[2053]

15.2
With the exception of Seller’s liability under Clause 9.2 (Encumbrances) above, Seller’s maximum liability to Buyer arising out of or in connection with this Agreement for any loss or damage including but not limited to: costs, claims or expenses, howsoever they may have been caused or arisen, whether arising under common law, contract, negligence, tort, equity, strict liability, statute or otherwise shall be limited in the aggregate to [***] percent ([***]%) of the Purchase Price. Buyer agrees to release Seller, its officers and servants, from and against any liability in excess thereof. For pollution related issues after delivery of the Rig, Buyer shall indemnify and hold Seller harmless, provided however that in the event where within twelve (12) months after the delivery of the Rig, if such pollution issues are caused by Seller’s negligence in the design or construction of the Rig, Seller shall indemnify and hold Buyer harmless for an amount up to United States Dollars One Million (US$1,000,000) only. Seller and Buyer agree that this provision is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms.

16.	Compliance with Laws

16.1	Each of Buyer and Seller warrants and undertakes to the other that:

(a)
while acting in connection with this Agreement, it will not violate or assist or instigate any other individual or legal entity to violate, any applicable law, including without limitation the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act or any other anti-bribery, anti-corruption anti-terrorism or money laundering law or regulation to which they are subject;

(b)	all of their respective officers, employees, consultants, representatives, agents, business partners, joint-ventures and affiliates who are engaged in implementing this Agreement shall:

(i)	be knowledgeable regarding the purpose and provisions of all applicable anti-corruption, anti-bribery, anti-terrorism or money laundering laws;

(ii)	comply with applicable anti-bribery, anti-corruption, money laundering or anti-terrorism laws; and

(iii)	not take, or will refrain from taking, any action which would cause either Buyer or Seller to be in violation of the terms of applicable anti-bribery and anti-corruption laws.

16.2	Buyer warrants and undertakes to Seller that:

(a)
the execution, delivery, and performance of the transaction contemplated under this Agreement shall be in compliance with all applicable laws including, without limitation, all applicable Export and Import Laws (as defined below).

Sale and Purchase Agreement – Hull Number P[2053]

(b)	Buyer is unconditionally responsible for complying with such laws;

(c)	neither Buyer nor any of its affiliates, or successor in interest, nor any client/operator or its affiliates, is or will be a person, company, or entity:

(i)
with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any law related to the proliferation of nuclear, missile, or chemical/biological weapons, or missiles that deliver such weapons;

(ii)
with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any law related to transactions involving countries against which any government of the United Kingdom (“UK”) or the United States of America (“US”), the Organisation for Economic Cooperation and Development (“OECD”), the European Union or other international organization maintains economic sanctions or embargoes under statute, executive order or regulations;

(iii)	appearing on any applicable list of prohibited parties maintained by any of the governments referred to above; or

(iv)	acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any party identified in paragraph 14.2(c) above.

(d)
it shall not export the Rig and/or any related equipment (including without limitation, any accompanying technology, software or other technical data) directly or indirectly without the necessary authorizations, licenses, permits or approvals from the UK, US or other relevant government authority as required by the relevant Export and Import Laws except that, in the case of any such applicable trade restrictions outside the UK and US laws, only to the extent consistent with such UK or US laws.

All laws and regulations that govern the restrictions and prohibitions referenced in paragraphs 16.2(c) and (d) shall be referred to as Export and Import Laws.

16.3
Seller shall abide by and comply with all valid laws and regulations of Singapore. Seller will avoid or refrain from doing anything under this Agreement which may be an actual or possible breach of any sanctions, prohibition or requirement imposed by the laws, regulations, resolutions, or administrative orders of the United States of America, United Nations, European Union or any other jurisdiction applicable to any of Seller’s obligations under this Agreement. Where Seller is so prevented from performing any work or obligation under this Agreement, Seller shall have no liability to Buyer for its inability to perform this work or obligation and Seller shall be entitled to deliver the Rig to Buyer without the relevant work or obligation being performed, subject to an appropriate price adjustment. In the case where such prevention occurs after delivery of the Rig, Seller shall be entitled to avoid performing the affected post-delivery work or obligation, if any.

Sale and Purchase Agreement – Hull Number P[2053]

16.4
Should any governmental law, regulation, ruling and/or policy (including but not limited to import/export restrictions, exchange controls or requirements) effectively prohibit or restrict Seller from receiving payment under this Agreement, then Seller shall promptly notify Buyer of any such restriction or prohibition and the Parties shall discuss to find a mutually acceptable solution.

16.5
Where Seller is prevented from performing its obligations under this Agreement by any actions or causes attributable to Buyer, and such prevention continues for more than fourteen (14) days without being resolved, then this Agreement may at Seller’s option be terminated. In the event of such termination, the provisions of Clause 13 shall apply.

17.	Miscellaneous

17.1
This Agreement and all information exchange between Seller and Buyer, including all prices and any information such as documents, design, drawings, specifications, instructions, manuals, computer programs relating to the design and construction of the Rig which are provided by Seller to Buyer or which may otherwise be acquired by Buyer, regardless of whether they are Seller’s proprietary information, shall not be disclosed to any third party (except as may be required by applicable law, stock exchange, or regulatory authorities) without the prior authorization of Seller. Buyer shall be responsible for keeping confidential all such information, and shall not permit any such information to be shown, reproduced or otherwise disclosed to any third party by itself, its subcontractors or their respective personnel.

17.2
Where a provision in this Agreement for any reason becomes unenforceable or invalid, the remainder of the Agreement shall remain in full force and effect. Where severance of a non-enforceable provision in the opinion of either Party materially affects the other rights or obligations under the Agreement, the Parties shall endeavour to remedy the situation to their mutual satisfaction.

17.3
The Parties have entered into this Agreement freely, willingly, and on equal commercial basis, having had the opportunity to fully consider the contents of the Agreement. It is hereby agreed that no terms or conditions herein shall be construed against a Party simply by reason that the Party had proffered a particular term or condition.

17.4
Save as set forth in this Agreement, a person who is not a Party to this Agreement has no right whatsoever to enforce any term of this Agreement. For the avoidance of doubt, the Parties agree that the application of any statutes which may confer rights on third parties is expressly excluded.

17.5	Neither Party may transfer, assign or novate any of its rights or obligations under this Agreement, except with the prior written consent of the other Party which shall not be unreasonably withheld.

Sale and Purchase Agreement – Hull Number P[2053]

17.6
This Agreement maybe signed on separate counterparts, each of which, when so executed, shall be treated as an original, but both counterparts shall together constitute one and the same document. Signatures on scanned copy of this Agreement may be exchanged by email, with signatures on the original documents to follow. Each Party agrees to be bound by its own signature on scanned copy of this Agreement and each Party accepts the same of the other Party.

17.7	The Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance after termination.

17.8
This Agreement contains the entire contract and understanding between the Parties hereto and supersedes all prior negotiations, representations, understandings and agreements on any subject matter of this Agreement.

17.9
Any amendment or modification to the terms of this Agreement shall be of no force or effect unless the same has been reduced to writing and signed by the duly authorized signatories of the Parties. Without prejudice to the generality of the foregoing the Parties undertake not to rely on any such amendment or modification unless the same has been made in the manner aforesaid.

18.	Notices

18.1
All notices and communications required to be given hereunder shall be in the English language and be served by delivering the same by courier or in person to such other Party, or by email with a transmission report evidencing the successful transmission of the same.

18.2	Such notices and communications shall be addressed to the respective Party’s authorized representative below.

18.3
Notice so given shall be effective if and when (as the case may be) it arrives by courier at the specified address or is delivered in person at the specified address, or is successfully transmitted (as evidenced by a transmission report) by email regardless of the time when it is first personally received or seen by, or otherwise comes to the attention of, the relevant Party, or its authorized representatives.

Sale and Purchase Agreement – Hull Number P[2053]

Any and all notices and communications in connection with the Agreement shall be addressed as follows:

Buyer
BORR JACK-UP [●] INC.
c/o Quorum Services Limited, Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda

Telephone:
Email: [***]
Attention: [***], (Chief Operating Officer)

Seller
PPL SHIPYARD PTE LTD
21, Pandan Road
Singapore 609273
Telephone No: [***]
Telefax No:          [***]
Email: [***]
Attention: [***]

19.	Confidentiality

19.1
Except with the consent of both Parties, neither Party shall (whilst ensuring that its affiliates, directors, employees, agents and advisers shall not) disclose the existence of or any of the provisions of this Agreement and the documents attached to it to any third party and shall safeguard, hold in the strictest confidence and not disclose to any third party or use for the purposes of its own business any information, data, documents and materials which it acquires in connection with this Agreement and all matters related to it (“Confidential Information”) except, as may be required by law or by any relevant national or supranational regulatory authority or by the rules of any relevant stock exchange.

19.2
Each of the Parties shall however be entitled to disclose the Confidential Information to that Party’s professional, financial advisers, potential investors, equipment vendors and specialist consultants who are required to know the same to carry out their duties including raising funds for the Party in question provided that such Party shall procure that such professional and financial advisers, etc, shall enter into a confidentiality agreement in the same terms as this clause in favour of Seller and/or Buyer (as the case may be).

20.	Dispute Resolution

20.1	This Agreement shall be governed and construed by and in accordance with English law.

20.2
If any dispute between Buyer and Seller arises as to any matter arising under or out of or in connection with this Agreement, the Parties shall in the first instance attempt to settle the dispute amicably by reference of the dispute to the senior management of the Parties for negotiation and resolution.

20.3
If the dispute remains unresolved within a fourteen (14) days period from the commencement of such negotiation, it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

Sale and Purchase Agreement – Hull Number P[2053]

20.4	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

20.5
The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

20.6
In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

20.7	Notwithstanding the above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

21.	Default Interest

If Buyer shall fail to make payment within three (3) Banking Days of the due date of any sum of whatsoever nature payable by Buyer under this Agreement, Buyer shall be liable to pay default interest on such outstanding payment at the rate of [***]% above the interest rate then applicable to the Balance Payment as stated in Clause 3 (b).

22.	Assignment

Seller shall have the right to assign the payments to be made by Buyer to Seller in respect of the Balance Payment and interest thereon and Clause 3.2 (e) to any party or entity whatsoever. Save as stated, neither of the Parties shall have the right to assign this Agreement, without the prior written consent of the other Party.

Sale and Purchase Agreement – Hull Number P[2053]

23.	Expenses/Activation Charges

(a)
In the event that Buyer does not remove the Rig from Seller’s shipyard within fourteen (14) days after delivery, Buyer shall be liable to pay the Seller costs and expenses incurred by Seller as a consequence of such non-removal including but not limited to preservation, maintenance, storage and insurance costs. The Parties will enter into an agreement to specifically regulate this.

(b)	All activation charges for the Rig shall be for Buyer’s account.

IN WITNESS WHEREOF the Parties hereto have hereunto executed this Agreement in two duplicate originals.

Signed by	)
for and on behalf of	)
PPL Shipyard Pte Ltd	)
in the presence of;-)

Signed by	)
for and on behalf of	)
Borr Jack-Up [●] Inc.	)
in the presence of.-)

Sale and Purchase Agreement – Hull Number P[2053]

EXHIBIT I
COPY OF MASTER AGREEMENT

Sale and Purchase Agreement – Hull Number P[2053]

FORM OF CONSTRUCTION CONTRACT
Page14

SUBJECT TO CONTRACT

Dated this ______ day of October 2017

AGREED FORM OF

RIG CONSTRUCTION CONTRACT
(Pacific Class® 400 jack up drilling rig)

Between

BORR JACK-UP [ ] INC.
(as “Buyer”)

and

PPL SHIPYARD PTE LTD
(as “Builder”)

PPL HULL NO. P[2047]

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

RIG CONSTRUCTION CONTRACT

This agreement for the construction, sale and purchase of a rig (the “Contract”) is made this ___________ day of October 2017

BETWEEN

BORR JACK-UP [ ] INC. incorporated in Marshall Islands and having its registered office at Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda (hereinafter called “Buyer”).

AND

PPL SHIPYARD PTE LTD, a Singapore corporation, with its registered office situated at 21, Pandan Road, Singapore 609273 (hereinafter called “Builder”).

WHEREAS

A.
Builder is willing to design, build, launch, equip, complete, commission, deliver and sell to Buyer at Builder’s shipyard a PPL Pacific Class® 400 jack-up drilling unit (the “Rig”) as hereinafter described; and

B.	Buyer desires to purchase from Builder the Rig, take delivery and pay for it;

all in accordance with the terms hereinafter set forth.

NOW IT IS HEREBY AGREED AS FOLLOWS

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

DEFINITIONS

In this Contract the following words shall have the meanings set out herein below:-

“Article or Articles” means the articles herein

“Average LIBOR”, for any quarter after the Contract Delivery Date, shall mean the average of the Monthly LIBOR for the three (3) months of that quarter or in the event of early repayment of the balance of the purchase price of the Rig as stated in Article 3.2 by the Buyer, such average, as appropriately adjusted by the Builder.

“Back End Fee” shall mean the sum payable by Buyer to Builder as stated in Clause 3(c).

““Banking Days” are days on which banks are open in London, Singapore, Oslo and in New York City and excluding days which are Saturday, Sunday or public holidays in any of the places listed above.

“BFE” means any item, equipment, stores or services ordered directly by Builder from the manufacturer or supplier, which shall not be supplied and/or paid for by Buyer in accordance with the terms of the Contract.

“Builder” means PPL SHIPYARD PTE LTD and inclusive of its servants and employee

“Builder’s Guarantor” means Sembcorp Marine Ltd., a company incorporated in Singapore, who is the parent company of the Builder issuing the Builder’s Parent Company Guarantee.

“Builder’s Parent Company Guarantee” means the parent company guarantee for payment of the First Payment as described in Clause 3.8 to be issued by the Builder’s Guarantor substantially in the form attached as Schedule 2 hereto.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

“Builder’s Representative” means the authorized representative appointed by Builder to act on its behalf pursuant to Article 9.6.

“Buyer” means Borr Jack-Up [         ] Inc. and inclusive of its servants and employees.

“Buyer’s Parent Company” means Borr Drilling Limited, a company incorporated in Bermuda, who is the parent company of the Buyer.

“Buyer’s Parent Company Guarantee” means the parent company guarantee to be provided by the Buyer’s Parent Company substantially in the form attached as Schedule 3 hereto.

“Buyer’s Representative” means the authorized representative appointed by Buyer pursuant to Article 9.1

“Classification Society” or “Class” means the American Bureau of Shipping.

“Contract” means the agreement of the parties set out in the Articles herein with its Annexure including Specifications and Drawings, and any amendments thereto.

“Contract Delivery Date” means [11 September 2018][31 October 2018][30 January 2019].

“Delivery and Acceptance” means the physical delivery of the Rig from the Builder to Buyer.

“Delivery Date” means the Contract Delivery Date, as adjusted for Permissible Delay.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

“Effective Date” means the date when all the conditions under Article 28.2 are met.

“Force Majeure” means the contingencies or circumstances described in Article 7.1.

“Master Agreement” means an agreement dated [       ] October 2017 between the Builder and the Buyer, a copy of which is attached hereto as Exhibit 1

“Monthly LIBOR” means the 3-month USD LIBOR as quoted in Bloomberg on the first New York banking day in a calendar month (or in the event the quotation from Bloomberg is not available, then the quotation from any other financial reporting service as the Builder shall determine), with the first Monthly LIBOR being determined as at the first New York banking day of the calendar month when delivery of the Rig takes place. If LIBOR should cease to be available, it shall be replaced by the reference rate which replaces LIBOR in the London interbank market, or such other rate as the Builder and the Buyer shall agree.

“OEM” means original equipment manufacturers or vendors who supply any component or equipment forming part of the Rig.

“OFE” means the equipment or materials furnished and delivered to Builder’s shipyard by Buyer for Builder to incorporate into the Rig and includes any equipment or materials ordered by the Builder on behalf of the Buyer pursuant to Clause 4.5 of the Master Agreement.

“Permissible Delay” means all delays inclusive of Force Majeure Delay, causing delay in the delivery of the Rig which according to the terms of the Contract permit postponement of the Delivery Date.

“Purchase Price” means the price stated in Article 3.1 and as adjusted in accordance with the terms of the Contract.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

“Rig” means the Pacific Class® 400 jack-up drilling rig described in the Specifications.

“Regulatory Bodies” means the relevant authority imposing rules and regulations with which the construction and delivery of the Rig must comply, which shall include the authorities of the State Flag together with other authorities set out in the Specifications.

“Specifications” means the ______________ dated _________ in Annex A and the following:

“State Flag” means the State referred to in Article 6.5.

“Subcontractor” means any person (not being a servant or employee of the Builder) or company, with whom Builder has entered into contract for the design, construction, manufacture or supply of any item, equipment, work or service for the Rig.

“Termination Notice” means the notice given by Builder pursuant to Article 24.2.

“Variation” means any change, additions, deletions, alterations, substitution to the Works, or deviation from the Specifications.

“Variation Order” means the agreement in writing executed by Buyer and Builder approving a Variation, in the form set out in Annex C as described in Article XIII (Variations).

“Warranty Period” means the period of twelve (12) months after the Delivery and Acceptance of the Rig.

“Works” shall have the meaning set out in Article 2.1

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 1

SUBJECT OF THE CONTRACT

1.1
Builder agrees for the consideration and on the terms and conditions herein set forth, to design, construct, launch, equip, test and deliver in a good and workmanlike manner one (1) unit of Offshore Jack-up Drilling Rig (hereinafter called “Rig”) and bearing Builder’s Hull number of [P2047] for Buyer at one of the two Builder’s shipyards in Singapore, The Rig is to be constructed in conformity with the Contract and in accordance with the Specifications. The Rig is currently under construction and major equipment have been purchased.

1.2
Builder represents and warrants that it is duly authorized with all applicable licences and authorizations from any applicable governmental authority as may be required to design, engineer, build, launch, equip, complete, deliver and sell the Rig and perform in accordance with the Contract. The Builder shall be solely responsible for all aspects of the design and engineering required to build, launch, equip, complete and commission the Rig in accordance with the Contract.

1.3	At the time of delivery the Rig shall comply in all respects with its description in the Contract.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 2

DELIVERY FREE FROM CLAIMS AND LIENS/BUYER’S OBLIGATIONS

2.1
Builder agrees to perform all work necessary to design, construct, launch, equip, test, complete and commission and deliver and sell the Rig, in accordance with this Contract, and to deliver the Rig to Buyer free and clear of all liens, security, interests, claims and encumbrances (except for any liens or encumbrances on OFE provided by Buyer) afloat alongside Builder’s shipyard in Singapore, all of which are herein sometimes referred to generally as the “Works”.

2.2
Buyer shall be responsible for registration and documentation of the Rig in the name of Buyer at the Panama Register of Shipping and all expenses incurred with respect thereto shall be paid and be solely for the account of Buyer. In this regard, as soon as practicable after receipt of the First Payment, Builder shall forward copies of the Builder’s Certificate of the Rig duly notarised, the Class Attestation or Classification Certificate of the Rig and the Tonnage Attestation or Tonnage Certificate of the Rig (collectively “the Provisional Registration Documents”) to enable Buyer to provisionally register the Rig in their name at the Panama Register of Shipping. Buyer shall forward a copy of the provisional certificate of Panamanian registry of the Rig issued in their name to Builder not later than seven (7) days from the date of receipt by Buyer of the Provisional Registration Documents from Builder.

2.3
The Rig is presently built to the requirements of the Panama flag registry. Builder will inform Class of Buyer’s intent to register the Rig under the Panamanian ship registry. In the event that there is any work required to be carried out on the Rig to comply with the requirements of the Panamanian ship registry, such work shall be treated as variation order, and any cost and time impact on Contract Delivery Date shall be borne by Buyer.

2.4	Buyer shall within thirty (30) days after written request from the Builder, provide the complete information/documents listed in Schedule 1 hereto to Builder

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 3

PURCHASE PRICE AND PAYMENT

3.1
In full payment for the Rig and as Builder’s compensation for designing, constructing, launching, equipping, testing, completing, commissioning, delivering and selling the Rig and in the performance of the Works, Buyer agrees to pay Builder a total consideration of United States Dollars One hundred and thirty-nine million five hundred thousand only (US$139,500,000 (hereinafter referred to as the “Purchase Price”) provided however that the Purchase Price shall be subject to adjustment in accordance with the provisions of Article 10 (Variations) and this Article 3 (Purchase Price and Payment).

3.2	The Purchase Price, shall be paid in full, free of bank charges, to Builder as follows:

(a)
the sum of United States Dollars Fifty Five Million Eight Hundred Thousand( US$55,800,000) (“the First Payment”) not later than not later than fifteen (15) Banking Days from the Effective Date provided that the Builder’s Parent Company Guarantee has been issued by the Builder’s Guarantor in favour of the Buyer; and

(b)
the balance of the Purchase Price amounting to United States Dollars Eighty three Million Seven Hundred Thousand] (US$83,700,000 (the “Balance Payment”) shall be made available as a seller’s credit, payable [***] the date falling 60 months from the date that Buyer actually takes delivery of the Rig. No balance of the Purchase Price is due if the Rig is not delivered under this Contract.

If the Rig is delivered under this Contract, Buyer shall pay interest on the Balance Payment to Builder, quarterly, as follows:-

(i)	during the period of 36 months after the Contract Delivery Date, at the rate of [***]% above the Average LIBOR up to the day the balance of the Purchase Price is paid to the Builder;

(ii)	during the period of 12 months thereafter, at the rate of [***]% above the Average LIBOR up to the day the balance of the Purchase Price is paid to the Builder; and

(iii)	during the period of 12 months thereafter, at the rate of [***]% above the Average LIBOR up to the day the balance of the Purchase Price is paid to the Builder.

Builder shall invoice the Buyer in writing, for each quarter in respect of the interest payable for that quarter which interest shall be due and payable on the last Banking Day of that quarter. Builder’s invoices in this regard shall be conclusive evidence of such amount of Interest to be payable by Buyer, save for manifest error.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

For the purpose of clarification and avoidance of doubt, the accrual of the interest on the Balance Payment as provided above shall commence on the date on which the Rig is actually delivered to the Buyer. In the event Buyer takes delivery of the Rig later than the Contract Delivery Date, and such delay in taking delivery is not due to any delay on the part of Builder, the accrual of the interest on the Balance Payment as provided in this Clause shall commence on the Contract Delivery Date. In the event that the Buyer takes delivery earlier than the Delivery Date, the Balance Payment becomes due and interest starts to accrue on the Balance Payment from the actual delivery date.

3.3
Buyer shall fail to make payment within 7 Business Days of the due date of any sum of whatsoever nature payable by Buyer under this Contract, Buyer shall be liable to pay default interest on such outstanding payment at the rate of [***]% above the interest rate then applicable to the Balance Payment as stated in Article 3.2 hereinabove,

3.4
If the Builder fails to keep the Builders Parent Company Guarantee in force until delivery and acceptance of the Rig, the Builder shall be in breach of a condition of the Contract and the Buyer shall be entitled to terminate the Contract, in which event the First Payment together with interest at the rate of [***]% above the Average LIBOR calculated from the date of payment to the date of refund and all amounts paid by Buyer to Builder in respect of Variations as well as the cost of any OFE paid by Buyer (unless the OFE is delivered to Buyer) shall be immediately refunded and, until refunded in full are due as a debt by Builder to Buyer.

3.5	Buyer shall pay to Builder an amount to reflect the uplift in value of the Rig at the time when Buyer pays to Builder the Balance Payment, to be defined and calculated as follows:

(A)          A definite fixed sum of USD[***];

plus

(B)          25% of the increase in value of the Rig obtained from the difference between:

(1)	the average of 3 independent broker quotes for the value of the Rig at the time of Buyer’s payment of the Balance Payment, and

(2)	the Purchase Price.

Less

(a)	[***]% per annum of the First Payment, calculated from the date of delivery of the Rig by the Builder to the Buyer until the date the Buyer pays the Builder the Balance Payment; and

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

(b)	an amount equal to the interest accrued and/or paid by Buyer to Builder in respect of the Balance Payment.

In the event that the average of the 3 independent broker quotes is lower than the Purchase Price, or If the amount to reflect the uplift in value of the Rig as calculated above results in a negative figure, then no amount in this sub-clause (B) will be payable by the Buyer, and the Builder has no obligation to reimburse the Buyer for the shortfall.

3.6
The Buyer shall during the period from the Effective Date up to 30 January 2019 (or such other date on which the last rig is delivered under the Master Agreement) place orders worth not less than US$[***] for equipment and spares for the Rig by executing and issuing purchase order forms to the Builder. The Buyer shall be liable to make an additional payment of [***]% on the value of such purchase orders as administrative charges. If the total value of Buyer’s orders by 30 January 2019 (or such other date on which the last rig is delivered under the Master Agreement) is less than US$[***], Buyer shall pay to Builder [***]% of the shortfall. Buyer shall make payment on its orders within 30 days from the date of Builder’s invoice.

3.7	All payments to be effected by Buyer to Builder pursuant to this Agreement shall be remitted to the following bank account of Builder, free and clear of bank charges;

[***]
Swift Address: [***]
FED ABA: [***]
For A/C: UOB Singapore
Swift Code: [***]
For Credit of PPL Shipyard Pte Ltd
US$ current A/C No: [***]

or to such other bank account as Builder shall notify Buyer in writing from time to time.

3.8	Payment by Buyer of the First Payment is conditional upon Builder providing Buyer with the Builder’s Parent Company Guarantee.

3.9
Buyer’s obligation to pay the Balance Payment (and any interest thereon) and Buyer’s obligation to pay the Back End Fee shall be secured by the Buyer’s Parent Company Guarantee from the Buyer’s Parent Company.

3.10
Buyer’s obligation to pay the Balance Payment (and any interest thereon) and Buyer’s obligation to pay the Back End Fee shall be secured by a first priority mortgage over the Rig and a first party assignment of the insurances and requisition compensation of the Rig.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

3.11
Builder shall have the right to assign its rights to receive repayment of the Balance Payment (and interest thereon) from the Buyer and its rights to receive payment of the Back End Fee from the Buyer, and in connection therewith, its rights to, and interests in the Buyer’s Parent Company Guarantee and the security documents as hereinafter defined in Article 6.8 to any third party including any financial institution with prior written consent of Buyer’s Parent Company, such consent not to be unreasonably withheld.

3.12
Buyer shall at its own cost on execution of this Contract provide Builder the Buyer’s Parent Company Guarantee from the Buyer’s Parent Company in respect of the performance of Buyer’s obligations under this Contract.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 4

CHANGE IN LAWS, RULES OR REGULATIONS

4.1
It is recognized that should any changes in any international or governmental laws, Regulatory Bodies, Class, rules or regulations be made subsequent to the date Builder made its request for class (“RFC Date”) for the Rig that make it necessary to modify the Specifications and/or detailed construction drawings for the Rig, such modifications shall be treated as a variation pursuant to Article 10 (Variations).

4.2
Builder shall notify Buyer of any applicable changes including the extension of time required, if any, to carry out such changes contemplated under this Article. Such changes shall be accepted by Buyer prior to implementation. In the event that Buyer does not accept such changes including the responsibility to pay Builder for the additional costs and/or the need to grant additional time to Builder as required pursuant to Article 10 (Variations), and such changes are required for the construction of the Rig in terms of its certification and compliance to this Contract, Builder shall not proceed with the Variation and be relieved and absolved from any responsibility and the consequences arising there from shall be solely with Buyer

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 5

PROPERTY/TOTAL LOSS

5.1
The Rig including all materials purchased and/or delivered to Builder’s shipyard or incorporated in the Rig shall at all times until Delivery and Acceptance of the Rig be the property of Builder. OFE shall become the property of Builder when it is installed or incorporated in the Rig.

Risk for loss or damage to the Rig shall remain with Builder until Delivery and Acceptance of the Rig pursuant to Article 6 (Delivery).

Title to and risk for loss or damage to the Rig shall pass to the Buyer upon Delivery and Acceptance thereof by Buyer.

5.2
Should the Rig become an actual, constructive or compromised total loss before delivery, the First Payment together with interest at the rate of [***]% above the Average LIBOR calculated from the date of payment to the date of refund and all amounts paid by Buyer to Builder in respect of Variations as well as the cost of any OFE paid by Buyer (unless the OFE is delivered to Buyer) shall be refunded by Builder to Buyer and this Contract shall be terminated and neither Party hereto shall have any claims against the other Party pursuant to, or in connection with, this Contract other than accrued claims.

5.3
Prior to the commencement of the Works and until the Delivery of the Rig, Builder shall, at its cost and expense, carry and maintain insurance policies with reputable insurance companies for the types of insurance described below:

(a)	Work Injury Compensation Insurance and Employers Liability Insurance in accordance with Singapore law

(b)	General Third Party Liability Insurance for death, bodily Injury or property damage.

(c)
Construction Risks Insurance in an amount equal to the Purchase Price for loss or damage to the Rig and all machinery, materials and equipment forming part of or intended to be incorporated into the Rig from the time they are delivered to the Builder’s yard.

5.4
The Construction Risks Insurance shall (1) be taken out in the name of Builder as the principal assured and include Buyer as an additional or other assured; (2) provide that it will not be cancelled or its coverage reduced except upon twenty (20) days prior written notice to Buyer; and (3) contain waiver of subrogation provisions pursuant to which the insurer waives rights of subrogation against Builder and Buyer

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 6

DELIVERY

6.1
The Rig shall be delivered by Builder and accepted by Buyer in accordance with this Article 6 (Delivery). Before Buyer accepts delivery of the Rig, the Rig shall have been classed by the Classification Society (as evidenced by the attainment by Builder of an interim classification certificate).

6.2	Delivery of the Rig shall be on the Delivery Date.

6.3	The Rig shall be ready for delivery when Builder has secured the interim classification certificate.

6.4	To effect Delivery and Acceptance by Builder and Buyer of the Rig, Builder and Buyer shall perform the following:

(a)
Buyer shall provide to Builder a power of attorney (acceptable to Builder) authorizing a person or persons to accept delivery of the Rig for and on behalf of Buyer together with the Acceptance of Sale of the Rig, in the requisite Panamanian format, duly notarised [In Singapore].

(b)	Builder shall concurrently release the original Bill of Sale duly notarised, and the Builder’s Certificate duly notarised, to Buyer.

(c)	Upon Delivery and Acceptance of the Rig, Builder shall deliver to Buyer the documents listed in Annex F.

Builder shall deliver to Buyer the Rig afloat, at Builder’s shipyard.

6.5
Builder shall provide, deliver and pay for all certificates necessary for the approval of the Rig, as further set out in the Contract, together with all documents reasonably required by Buyer for the registration of the Rig in Panama (Flag State).

6.6
If original certificates are not obtainable at the time of delivery of the Rig, Builder shall furnish Buyer with provisional or interim certificates, and as soon as practicable after delivery, Builder shall submit the original certificates to Buyer.

6.7
Buyer shall take possession of the Rig immediately upon Delivery and Acceptance thereof, and shall remove the Rig from the premises of Builder within fourteen (14) days after the Delivery and Acceptance as aforesaid. If Buyer does not remove the Rig within the said period, Buyer shall thereafter pay the Builder costs and expenses Incurred by Builder as a consequence of such non-removal including but not limited to preservation, maintenance, storage and Insurance costs.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

6.8
As security for the due fulfilment of the Buyer’s obligations to pay the Balance Payment to the Builder pursuant to this Contract, Buyer shall, forthwith upon delivery of the Rig to it pursuant to this Contract, execute a first preferred Panamanian naval mortgage of the Rig (in such number of sets as required by the Builder) together with any accompanying registration form or memorandum of particulars as required by the Panama Register of Shipping and a deed of assignment of the insurances and requisition compensation of the Rig in favour of Builder (collectively “the Security Documents”). Builder shall, at Buyer’s cost, cause the title to the Rig and the said first priority naval mortgage of the Rig (together with any accompanying registration form or memorandum of particulars (Evidence of Authority) as required by the Panama Register of Shipping) to be registered with the Panama Register of Shipping.

Concurrently with the execution of the Security Documents, Buyer shall deliver to Builder the original hull and machinery, increased value and excess disbursements (if any) and war risks (if any) insurance policies of the Rig, together with a copy of the P&I Certificate of Insurance or Certificate of Entry of the Rig and such other documents as Builder shall reasonably require. Buyer shall also notify Builder of the name and contact details of the Rig’s insurance brokers forthwith upon Builder’s request.

6.9
In the event the Rig is damaged due to any reason whatsoever prior to the Delivery Date and written notice thereof has been given to Buyer, Buyer shall only be entitled to cancel this Contract in the event Builder is unable to rectify the damage and deliver the Rig to Buyer in such conditions as required under this Contract within 210 days of the event causing the damage. Builder has 210 days to rectify the damage. If this period extends beyond the Delivery Date, the Buyer shall not be entitled to terminate for late delivery until such period has expired. This clause does not apply in the events where the Rig becomes an actual, constructive or compromised total loss before delivery.

6.10
In the event Buyer takes delivery of the Rig later than the Delivery Date, and such delay in taking delivery is not due to any delay on the part of Seller, Buyer shall compensate Seller for the additional costs to keep the Rig at Seller’s yard, including but not limited to the costs of preservation, maintenance, storage and insurance for the Rig.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 7

FORCE MAJEURE AND PERMISSIBLE DELAYS

7.1
If, at any time before the delivery and acceptance of the Rig, either the construction of the Rig or any performance required under the provisions of this Contract and the Specifications as a prerequisite of delivery of the Rig is delayed due to war, blockade, revolution, insurrections, civil commotions, riots, strikes, sabotage, terrorism, lockouts, plague or other epidemics, quarantines, prolonged failure, shortage or restriction of electric current, or import/export embargoes, fires, accidents or stop work orders imposed by any government; or due to acts of God including, but not limited to, earthquakes, tidal waves, or typhoons (except in the case of each of the foregoing if they are weather conditions which are normal occurrences for the time of year and can reasonably be expected); or by damage or destruction of the shipyard or Works of Builder or its Subcontractors or of the Rig, or any part thereof, by fire, flood, or other causes beyond the control of Builder or its Subcontractors; or by delay in the delivery of machinery, equipment or materials provided they shall have been ordered in time by Builder, or any and all occurrences and/or causes not within the control of Builder or its Subcontractors that delay or hinder the performance of Builder and which Builder, by the exercise of due diligence would not have been able to avoid or overcome, each of such contingencies shall be considered an event of Force Majeure as used in this Contract, and in the event of delays due to the happening of any of the aforementioned contingencies, the Delivery Date shall be extended by the number of days corresponding to the net delay In delivery caused thereby. It is agreed, however, that Builder shall make all reasonable efforts to minimize the delays caused by Force Majeure.

7.2
Delays on account of such causes as specified in Article 7.1 or by reason of a breach or an act of prevention by Buyer, or any other delay of a nature which under the terms of this Contract {including but not limited to Articles 4 (Change in Laws, Rules or Regulations), 7 (Force Majeure and Permissible Delays), 10 (Variations), and 25 (Compliance with Laws)} permits postponement of the Delivery Date shall constitute Permissible Delays and shall extend the Delivery Date for any net delay caused thereby.

7.3	All other delays shall be considered as non-permissible and unauthorized delays.

7.4
Within twenty one (21) days after the date of occurrence of any cause of delay, on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall notify Buyer in writing of the date such cause of delay occurred and the reasons therefore. Likewise, within twenty one (21) days after the date of ending of such cause of delay, Builder shall notify Buyer of the date such cause of delay ended. Builder shall also notify Buyer of the maximum time period by which the time of delivery is postponed by reason of such cause of delay, with all reasonable dispatch and with reasonable evidence to justify the delay, after such cause of delay has ended. Buyer shall upon receipt of any such notification from Builder provide its comments and reasons for objection if any, within twenty one (21) days, and if no such comments or reasons for objection are received by Builder, Buyer shall be deemed to have accepted Builder’s claim for postponement of the Delivery Date.

2.     Failure of Buyer to object to Builder’s claim for postponement of the Delivery Date within twenty one (21) days after receipt by Buyer of such notice of claim shall be deemed to be a waiver by Buyer of its right to object to such postponement of the Delivery Date. Failure by the Builder to notify the Buyer in accordance with this Article 7.2 shall bar the Builder from claiming any extension on the basis of Force Majeure.

7.5	Buyer shall not be entitled to use any of the Force Majeure events to delay or avoid its obligation to pay moneys due to Builder under this Contract.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 8

DAMAGES FOR DELAYS

8.1
Builder agrees to prosecute the Works diligently in an expeditious and workmanlike manner. Builder agrees that subject to the provisions of this Contract (including but not limited to Articles 4 (Change in Laws, Rules and Regulations), 7 (Force Majeure and Permissible Delays), and 10 (Variations)), or by reason of any default in performance or any act of prevention or breach of this Contract by Buyer, it shall make delivery of the Rig on the Delivery Date.

8.2
in the event that Buyer has a charter for the Rig and if the delivery of the Rig is delayed beyond the Delivery Date, then Builder shall pay to Buyer as liquidated and agreed damages, the amount of United States Dollars Twenty Thousand Dollars (US$20,000.00) per day for each and every day the delivery of the Rig is so delayed more than sixty (60) days (grace period) beyond the said Delivery Date, subject to a maximum of United States Dollars: Two Million Only (US$2,000,000.00). Such liquidated damages shall be Buyer’s sole and exclusive remedy for delay in the delivery of the Rig and shall be in lieu of all losses or damages, which Buyer may suffer or incur by reason of such delay, it being further understood and agreed that, except where expressly provided in this Contract or where due to willful misconduct on the part of the Builder’s senior management, Builder shall not be responsible or liable to Buyer or any third party for any direct, indirect and/or consequential loss or damages (including but not limited to loss of use of the Rig, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts etc.), occasioned by delay in the delivery of the Rig, except for such aforementioned liquidated damages.

8.3	Deficiency in variable Loads:

Pursuant to the Specifications, the Jacking Variable Load shall be 2,268 metric tons (“MT”), the Drilling Variable Load shall be 3,401 MT, and the Floating Variable Load shall be 2,268 MT. The Jacking Variable Load, the Drilling Variable Load, and the Floating Variable Load are hereafter also referred jointly or separately as the “Variable Loads”.

If either one or more of the Variable Loads are not achieved, the Purchase Price may, subject to the decision of Buyer and as an alternative to Buyer requiring the deficiency to be remedied, be reduced as follows:

(a)
For each full MT reduction in the Floating Variable Load of more than 100MT but maximum 200MT, a reduction of the Purchase Price with US$15,000 per MT of reduced capacity after giving an allowance to Builder of 100MT,

(b)
For each full MT reduction in the Jacking Variable Load of more than 100MT but maximum 200MT, a reduction of the Purchase Price with US$15,000 per MT of reduced capacity after giving an allowance to Builder of 100MT.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

(c)
For each full MT reduction in the Drilling Variable Load of more than 100MT but maximum 200MT, a reduction of the Purchase Price with US$15,000 per MT of reduced capacity after giving an allowance to Builder of 100MT.

(d)	The reductions pursuant to (a) to (c) above are not mutually exclusive. The total reduction of the Purchase Price pursuant to this Article shall in any event not exceed US$2,250,000.

Every and all downward adjustments of the Purchase Price provided in this Article shall be made by Builder by way of a set off against the balance of the Purchase Price due to Builder on delivery of the Rig.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 9

BUYER’S REPRESENTATIVE AND BUILDER’S REPRESENTATIVE

9.1
Within fourteen (14) days of the Effective Date as described in Article 28 (Effective Date of Contract), Buyer shall appoint and notify Builder in writing the name of Buyer’s Representative. Buyer may from time to time appoint some other person as Buyer’s Representative in place of the person previously so appointed and shall give notice in writing of the name of such other person to Builder without delay. Such appointment shall be made at such a time and in such a manner as to mitigate as far as possible any adverse effect on the progress of the Works. Such appointment shall only take effect upon receipt of such notice in writing by Builder.

9.2
Buyer’s Representative shall represent and act for Buyer at all times during the currency of this Contract. All notices, instructions, orders, approvals and all other communications under the Contract shall be given by Buyer’s Representative, except as herein otherwise provided. All notices, instructions, information and other communications given by Builder to Buyer under the Contract shall be given to Buyer’s Representative, except as herein otherwise provided.

9.3
Buyer may send to and maintain at Builder’s shipyard, at its own cost and expense, one or more representatives, but only one of whom shall be duly authorized in writing by Buyer to Builder to be Buyer’s Representative to act on behalf of Buyer

9.4
Buyer undertakes that         it shall ensure that the Buyer’s Representative and its other representatives carry out their duties in accordance with standard rig building practice and in such a way as to avoid any unnecessary increase in building cost, delay to the construction and delivery of the Rig, and/or disturbance to the construction schedule of Builder.

9.5	At all times during the construction of the Rig, Builder shall:

(a)	afford the Buyer’s Representative full access to Builder’s shipyard and shall use its best efforts to secure access to the shipyards of its subcontractors, to view the progress of the construction;

(b)
provide Buyer’s Representative with separate air-conditioned working office space complete with desks; furniture; cupboards; meeting rooms; common photocopy machine; telephone; facsimile machine; at no extra cost in Builder’s shipyard, as provided in the Specifications (the costs for usage of telephone and facsimile shall be paid by Buyer); and

(c)	cooperate with Buyer’s Representative so as to keep him informed as to the progress of the Works.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

9.6
Within fourteen (14) days of the Effective Date as described in Article 28 (Effective Date of Contract), Builder shall appoint Builder’s Representative. Builder may from time to time appoint some other person as Builder’s Representative in place of the person previously so appointed and shall give notice in writing of the name of such other person to Buyer without delay. Such appointment shall be made at such a time and in such a manner as to mitigate as far as possible any adverse effect on the progress of the Works. Such appointment shall only take effect upon receipt of such notice in writing by Buyer.

9.7
Builder’s Representative shall represent and act for Builder at all times during the currency of this Contract and shall give to Buyer all Builder’s notices, Information and all other communications under the Contract. All notices, instructions, information and other communications given by Buyer to Builder under the Contract shall be given to Builder’s Representative, except as herein otherwise provided. No failure by the Buyer or the Buyer’s Representative to discover or notify a non-conformity shall relieve the Builder of any of its obligations under this Contract nor entitle the Builder to any compensation or postponement of the Delivery Date.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 10

VARIATIONS

10.1	All Works shall be performed in accordance with the Contract, except as it may be modified in the Specifications to reflect the changes as herein provided.

Without invalidating this Contract, Buyer may request in writing Variations by altering, adding to or deducting from the Works to be performed by Builder hereunder as it is delineated in the Specifications. Notwithstanding the foregoing, it is, however, agreed that no change or variation shall be made or allowed to the following:

(a)	general dimension of the Rig as described in Section 1.02 (General Description) of the Specifications; and

(b)	items in Section 3.0 (Design and Performance Data) of the Specifications.

Builder may also propose in writing to Buyer any modification to the Specifications, which in Builder’s opinion will improve the quality, efficiency, functionality, and design of the Rig, or the bringing forward of the Delivery Date. Buyer may at its discretion approve or reject Builder’s proposed modifications, and if approved by Buyer, Buyer shall request Builder in writing to proceed with Variation as aforementioned and pursuant to this Article.

10.2
Upon receiving a written request for Variation from Buyer. if the Variation so requested can be reasonably undertaken having regard to the stage of construction of the Rig, Builder’s and its subcontractors’ work schedule, and Builder’s other commitments at the shipyard, then Builder will advise Buyer in writing within twenty one (21) working days a quotation of the change in the Purchase Price and/or Delivery Date (if any) as a result of alterations and adjustments required to the Specifications. In particular, after launching of the Rig, Builder has a right in its sole discretion to reject a Variation requested by Buyer which would substantially affect Builder’s work schedule and/or Builder’s other commitments at the shipyard.

10.3
Builder may at any time raise a Variation request to Buyer in writing to issue a Variation Order when comments, remarks, amendments or instructions which Buyer may require Builder to carry out, which in Builder’s opinion constitute a Variation, detailing with supporting documents, the change in the Purchase Price and/or Delivery Date, and reasons for Builder considering such comments, remarks, amendments or instructions amounting to Variations.

10.4
if any Variation, modification or revision is compulsory for the Rig and its Class, either party shall, upon receipt of such information from the Classification Society or such other Regulatory Bodies, promptly notify the other party in writing, and Builder shall thereupon incorporate such alterations or changes into the Works, subject to the execution of a Variation Order. Any changes required by the Classification Society or regulatory bodies following revisions to the requirements of the Classification Society or Regulatory Bodies which occur after the RFC Date shall be for Buyer’s account.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

10.5
If such amendments, modifications or revisions are not compulsory for the Rig or its classification, but Buyer desires to incorporate such amendments, modifications or revisions into the Specifications or the Works, then Buyer shall notify Builder and Builder shall proceed to perform such amendments, modifications, or revisions, subject to the execution of a Variation Order addressing appropriate adjustments (if any) to the Purchase Price, Delivery Date (based on the principles set out in Article 10.2) and/or any other provisions of this Contract. The costs and expenses incurred by Builder for such amendments, modifications or revisions shall be for Buyer’s account.

10.6	For all Variation, the adjustment to the Purchase Price and time for delivery shall be as follows:

(a)	based on a fair and reasonable agreed lump sum price and time extension to the Delivery Date, if any; or

(b)	based on the Schedule of Rates (Annex B) and an agreed time extension to the Delivery Date, if any.

10.7
No Variation shall be made and no additional work shall be performed by Builder until the change in or addition to the work and the adjustments, if any, in the Purchase Price and/or Delivery Date occasioned thereby, have been agreed in writing in a Variation Order in the form set out in Annex C, and signed for identification by authorized representatives of both parties. Such adjustments in the Purchase Price and/or the Delivery Date shall be negotiated in good faith between Buyer and Builder.

10.8	Payment for Variation pursuant to this Article 10 (Variations) shall be paid within thirty (30) days from Builder’s invoice, or as agreed in the Variation Order

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 11

BUYER’S SERVANTS AND REPRESENTATIVE

11.1
If Buyer should desire to have any third party or its representatives come into Builder’s and/or Builder’s subcontractor’s shipyard to inspect or assist Buyer in the performance of any work, Builder may impose on Buyer reasonable requirements with regard to said third party’s or Buyer’s representatives’ insurance coverage as a condition for admittance to Builder’s and/or Builder’s subcontractor’s shipyard. Buyer shall bear full responsibility for such third party or Buyer’s representatives and for their acts while in Builder’s and/or Builder’s subcontractor’s shipyard.

11.2
Buyer shall be liable for and shall defend, indemnify and hold harmless Builder against any loss of and/or damage to property and/or injury to or death of any third party (which are not already included in Article 21 Builder’s and Buyer’s Indemnities) where such loss of and/or damage to property and/or injury to and/or death of such third party is howsoever caused by Buyer.

11.3
Builder shall be liable for and shall defend, indemnify and hold harmless Buyer against any loss of and/or damage to property and/or injury to or death of any third party (which are not already included in Article 21 Builder’s and Buyer’s Indemnities) where such loss of and/or damage to property and/or injury to and/or death of such third party is howsoever caused by Builder

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 12

WARRANTIES

12.1	Builder warrants that the workmanship employed in the construction of the Rig shall be free from defects and shall comply with this Contract.

12.2	The foregoing warranty of Builder shall be for a period of twelve (12) months (“Warranty Periods”) after the delivery by Builder and acceptance by Buyer of the completed Rig.

12.3
If at any time during the Warranty Period, the Rig’s workmanship is defective or found not to comply with the foregoing warranty of Builder, Buyer shall give Builder written notice thereof within fourteen (14) days after Buyer’s discovery of such failure to comply, and Builder shall promptly upon receiving such notice, and at Builder’s cost and expense, repair or replace the same in good and proper operating condition sufficient to meet the requirements of this Contract and of Builder’s said warranties hereunder. Builder shall have no obligation to Buyer for any defects discovered or notified subsequent to the expiry of the Warranty Period.

12.4
Any repair or replacement to be carried out by Builder will be treated as priority by Builder and, if possible, be performed while the Rig is on location or at such other points as may be designated by Buyer. Builder shall not be responsible for the following cost: transport of personnel to and from nearest port to the rig, food and accommodation for personnel on board the rig, cost of underwater divers, if any. However, if Builder shall advise Buyer in writing that such repair or replacement can be made only in Builder’s shipyard, then Buyer shall either return the Rig (or the part or item affected where feasible to detach from the Rig) at Buyer’s sole cost to Builder’s shipyard for such repair or replacement, or advise Builder in writing that it is not convenient for Buyer to so return the Rig or component to Builder’s shipyard, in which later event Builder shall pay to Buyer an amount, in lieu of Builder’s making said repair or replacement, equal to the reasonable cost to Buyer of effecting such repair or replacement which cost shall be evidenced by invoice or other written evidence, provided always that Buyer must obtain Builder’s prior consent if it wants to undertake the repair or replacement work itself or by third parties, and Builder shall not be responsible for such work, and provided always that Buyer shall in all circumstances be responsible for the cost of mobilization and transport of the Rig from location to any yard or site, and the cost of dry docking in other yards, if any.

12.5
For component or equipment manufactured by OEM installed or incorporated in the Rig, the warranty provided herein by Builder to Buyer shall be identical to that provided by OEM to Builder. Builder shall assign to Buyer all its rights to these warranties from OEM, which have not expired, on the delivery of the Rig and Buyer shall seek its remedies or enforce its rights against the OEM in the event of a warranty claim in respect of such warranties which have been assigned to it at its sole cost and expense.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

12.6
The foregoing warranties are in lieu of all other warranties and/or guarantees and no other warranties and/or guarantees expressed, implied or statutory are given by Builder by virtue of this Contract. The obligations of Builder to Buyer set forth in this Article are the exclusive liabilities of Builder to Buyer for any defects in workmanship and material incorporated in the Rig under the Contract, and Builder shall not be liable to Buyer for any negligence or strict liability, or otherwise in respect of said workmanship and material. Builder shall not be responsible or liable for any defects whatsoever other than the defects specified in this Article. No employee or representative of Builder is authorized to change this warranty in any way or grant any other warranty.

12.7
Builder shall not be responsible for any defects in any part of the Rig which have been caused subsequent to delivery of the Rig by any replacement or repair work performed by Buyer or any other contractor, or for any defects to the extent the same have been caused by use in excess of specified design limitations or improper maintenance of the Rig on the part of Buyer, its servants or agents or by ordinary wear and tear.

12.8
Except in the case of willful misconduct on the part of the Builder’s senior management, Builder shall in all circumstances not be responsible or liable for any consequential or special losses, damages or expenses (including but not limited to loss of use of the Rig, loss of time, loss of production, loss of profit or earnings, financing costs, loss of other contracts etc.), directly or indirectly howsoever occasioned by Buyer or any third party due to defects specified in this Article, or due to repairs or other work done to remedy such defects, or as a result of the failure of any work or item of material or equipment to meet the above stated warranties of Builder

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 13

TAXES AND CHARGES

13.1
Builder shall pay (without seeking any reimbursement whatsoever from Buyer) all import, export, excise or other taxes, duties and charges, including VAT and GST (“Taxes”) which may be levied or imposed on Builder by the authorities or government in Singapore or elsewhere in connection with the execution and/or performance of all work by Builder or its subcontractors or suppliers under this Contract up to delivery and acceptance of the Rig to Buyer. Buyer shall bear and pay any other Taxes (except for income taxes of Builder) which may be levied or assessed on Buyer outside Singapore in connection with the execution and performance of this Contract except for Taxes imposed upon items to be procured by the Builder under this Contract. Any taxes, fees and expenses imposed on Buyer in connection with the purchase and registration of the Rig in Buyer’s nominated flag state shall be for Buyer’s account.

13.2
In the event that one party to this Contract (“Party A”) is obliged to make payment as a result of the failure of the other party to this Contract (“Party B”) to comply with its obligations under Article 13.1, Party B shall fully indemnify Party A upon Party A’s written demand, in respect of all costs which are incurred as a result of Party B’s failure to pay any such Taxes.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 14

DOCUMENTS TO BE FURNISHED

14.1
Upon acceptance of the Rig by Buyer, Builder shall at its cost furnish all detailed construction drawings such as: general arrangement, structural, mechanical, piping system, electrical system and outfitting drawings, plus drawing indexes, corrected to agree with the completed construction of the Rig to Buyer for use by Buyer or its successors or assigns, to be used for the purposes herein designated. Buyer agrees that it shall not release any such information to third parties, except as needed for specific purposes connected with the sale, lease, use, operation, maintenance and repair of the Rig, and review by governmental authorities or underwriters or in accordance with the regulations of any securities exchange. Notwithstanding the generality of the foregoing, it is agreed that Builder shall not be obliged to provide to Buyer any proprietary information relating to the design of the Rig.

14.2
Builder further agrees to deliver or cause to be delivered to Buyer upon acceptance of the Rig by Buyer all necessary certificates, either final, if available or preliminary (if final not available), to clear the Rig through customs and administrative authorities. All fees in respect of the classification and survey of the Rig by the Classification Society shall be paid by Builder. Builder will furnish Buyer with copies of all significant correspondence and documents relating to these classification and survey save for any proprietary and confidential information relating to the design of the Rig.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 15

CONFLICTS BETWEEN CONTRACT, SPECIFICATIONS AND CONTRACT DRAWINGS

15.1	The intention of the parties is that the provisions of these Articles and the Specifications are meant to supplement each other and be read and interpreted as a whole.

However, in the event there is any conflict between any of the provisions in the Articles herein and the Specifications, the provisions of the Articles shall prevail.

In the event there is any conflict between the Specifications and the Drawings included in the Specifications, the Specifications shall prevail over the Drawings.

In the event of any conflict between any of the Drawings, the later in date shall prevail.

In the event of any disputes as to conformity with Classification Society Rules, the decision of the surveyor of the Classification Society shall be final.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 16

GOVERNING LAW AND DISPUTE RESOLUTION

16.1	This Contract shall be governed and construed by and in accordance with English law.

16.2
If any dispute between Buyer and Builder arises as to any matter arising under or out of or in connection with this Contract or the carrying out of work under this Contract, the parties shall in the first instance attempt to settle the dispute amicably by reference of the dispute to the senior management of the parties for negotiation and resolution.

16.3
If the dispute remains unresolved within a fourteen (14) days period from the commencement of such negotiation, it shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

16.4	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of USD100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Notwithstanding the above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 17

TECHNICAL DISPUTES

17.1
In the event that a difference of opinion between Buyer and Builder arises concerning any technical matters under this Contract, or in respect of material or workmanship affecting the classification of the Rig, Builder and Buyer agree to be bound by the decision of the surveyor of the Classification Society. The decision of the surveyor of the Classification Society shall be final and binding upon the parties and shall be given within thirty (30) days of receipt of parties’ statements of position.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 18

SUBCONTRACTING AND SUPPLY

18.1	Without in any manner prejudicing the rights and obligations of Builder and Buyer hereunder, it is acknowledged and agreed by Buyer that:

(i)	Builder may cause part of the Works to be performed by one or more subcontractors without the prior written consent of the Buyer; and

(ii)	Builder shall have the discretion to select appropriate component and equipment for the Rig from OEM.

Builder shall keep Buyer informed of all new major subcontract work to be performed, and Builder shall use due care to select competent and efficient subcontractors and OEM. Builder shall be fully responsible for the performance of all subcontractors and any segment of the Works performed by such subcontractors so that all production milestones and quality requirements are met.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 19

ASSIGNMENT

19.1
The Builder shall have the right, by giving prior notice to the Buyer to assign the payments to be made by the Buyer to the Builder pursuant to Article 3.2 and Article 3.5, and in connection therewith, its rights to, and interest in the Buyer’s Parent Company Guarantee and the Security Documents, to any party, financial institution or entity whatsoever with prior written consent of Buyer’s Parent Company, such consent not to be unreasonably withheld. The Buyer shall be entitled to comply with the terms of such notice without enquiry and payment in accordance with the notice shall be good discharge by the Buyer of its obligations and deemed for all purposes to be satisfaction by the Buyer of Its obligation to the Builder in respect of such assigned payments.

19.2
This Contract shall bind and inure for the benefit of the successors and assigns of the parties, but, save as stated in Clause 19.1 hereinabove, the rights of either party may not be assigned without the prior written consent of the other party.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 20

INVENTORIES ON THE RIG AT DELIVERY

20.1
An inventory of unused lubricating oil, grease, fuel oil or other liquids, supplied by Builder and left on board at delivery of the Rig shall be purchased and paid for by Buyer. Buyer will take over the remaining bunkers and unused lubricating oils in storage tanks and unbroached drums and pay the current market price for the quantities taken over. Payments therefore shall be made by Buyer to Builder immediately after receipt of invoice from Builder. Spares are not included in this sale. Items on board which are on hire or owned by third parties (if any) are excluded from the sale.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 21

BUILDER’S AND BUYER’S INDEMNITIES

21.1
Builder agrees to protect, indemnify and hold Buyer free and harmless from and against any and all claims or liabilities (including, without limitation, the cost of the suit and reasonable attorney’s fees) arising in favor of any of Builder’s (or its affiliates) employees, agents, officers, invitees, subcontractors (or their servants) or representatives, or any survivor of the foregoing on account of injury to or death of any such parties or damage to any of their property, including the Rig, attributable to the actions (or lack thereof) by any such parties in connection with the Rig and/or work performed pursuant to this Contract, regardless of whether Buyer and/or its subcontractors and/or others may be wholly, partially or solely negligent or otherwise at fault.

21.2
Buyer agrees to protect, indemnify and hold Builder and its subcontractors free and harmless from and against any and all claims or liabilities (including, without limitation, the cost of the suit and reasonable attorney’s fees) arising in favor of any of Buyer’s (or its affiliates) employees, agents, officers, invitees, subcontractors (or their servants) or representatives (including Buyer’s Representative), or any survivor of any of the foregoing on account of injury to or death of any such parties or damage to any of their property except as regards Rig attributable to the actions (or lack thereof) by any such parties in connection with the Rig and/or work performed pursuant to this Contract, regardless of whether Builder or its subcontractors and/or others may be wholly, partially or solely negligent or otherwise at fault.

21.3
Indemnities reasonably requested by OEMs as a precondition for the supply of its equipment or product, for liability which may arise in connection with export of the Rig from Singapore, shall be provided by Buyer.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 22

PATENT, TRADEMARKS , COPYRIGHTS

22.1
Builder warrants that ownership or operation of the Rig shall not at any time infringe any patent rights, utility model-rights, trade mark rights or copyrights in any country. Builder shall without limit of time defend any claim, suit or proceeding brought against Buyer relating to the infringement of any of the rights aforementioned by reason of Buyer’s possession, ownership or operation of the Rig and Builder shall indemnify and hold harmless Buyer from and against any such claim, suit or proceedings. Buyer shall promptly notify Builder of any such claim suit or proceeding and shall permit Builder to take control and settlement of such claim, suit or proceedings; provided however no settlement which purports to acknowledge on Buyer’s behalf the validity of any patent shall be entered into without the Buyer’s written consent. Buyer shall provide information and assistance to Builder as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceedings. Buyer shall be entitled to participate in the settlement through its selected representatives and/or attorneys. Provided always that the indemnity provided herein by Builder shall not apply to equipment and materials furnished or supplied by OEM aforementioned in Article 12.5 and to Buyer’s supplies.

22.2
Buyer shall, without limitation of time, defend any claim, suit or proceeding brought against Builder, its parent, holding, or affiliated companies, alleging that the construction or use by Builder, pursuant to this Contract, of any design, process, device, apparatus specified or furnished by Buyer and mounted upon or used in connection with the Rig constitutes infringement of any patent, and Buyer shall indemnify, defend and save Builder, its parent, holding and affiliated companies, harmless from and against any such claim, suit or proceeding. Builder shall promptly notify Buyer of any such claim, suit or proceeding and shall permit Buyer to control the conduct and settlement of such claim, suit or proceeding; provided however, no settlement which purports to acknowledge on Builder’s behalf the validity of any patent shall be entered into without Builder’s prior written consent. Builder shall provide information and assistance to Buyer, at Builder’s expense, as may be reasonably necessary to aid in the conduct and settlement of the claim, suit or proceeding. Builder shall be entitled to participate, at its own expense, in the conduct and settlement of such claim, suit or proceeding through its selected representatives and attorneys.

22.3
Buyer acknowledges that Builder may disclose to Buyer confidential information and intellectual property relating to the Rig belonging to Builder, including the Rig’s design, construction, engineering and technical specifications, know-how, procedures, processes, drawings and plans, and Buyer agrees not to reproduce, reverse-engineer, decompile, or disassemble in any manner or form any such confidential information or Intellectual property, except with the prior written consent of or express license from Builder.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 23

USE OF CRANES

23.1	Builder has the right to use the Rig cranes forming a part of Builder’s furnished equipment, but only:

(a)	for the purpose of construction of the Rig;

(b)	in accordance with manufacturer’s instructions; and

(c)	using duly qualified crane operators.

Any repairs to such cranes made necessary by the use by Builder, shall be for the account of Builder and shall be carried out prior to the Delivery Date.

23.2	On delivery of the Rig:

(a)	If the fast line wire rope in each crane has been used for more than six hundred (600) hours, Builder shall replace the fast line wire rope in that crane free of charge.

(b)	If the main hook wire line in each crane has been used for more than six hundred (600) hours, Builder shall replace the main hook wire line in that crane free of charge.

23.3	Prior to delivery of the Rig, Builder shall ensure that the OEM has conducted a full inspection of the Rig cranes with Buyer, and any deficiencies will be rectified prior to delivery.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 24

EVENTS OF DEFAULT

24.1	The following shall constitute events of default of Builder under the Contract:

(a)
Without prejudice to the condition for payment of the First Payment as set out In Article 3.2(a), if Builder fails to provide the Builder’s Parent Company Guarantee within 10 days of the date of this Agreement, the Buyer shall have the right to cancel this Agreement in its sole discretion on notice to Builder, such cancellation notice having immediate effectiveness and neither Party shall have any further obligation to the other Party

(b)
Builder or Builder’s Guarantor voluntarily or involuntarily being made a part to any receivership, liquidation, or bankruptcy proceeding (which proceedings are not stayed within thirty (30) days of the service of such proceedings on Builder or Builder’s Guarantor) or becoming insolvent or in the event Builder or Builder’s Guarantor is unable to meet all or part of its financial or other obligations under this Contract or the Builder’s Guarantor (as the case may be) or is unable to or does not pay its debts as they fall due, unless as a sole and direct result of Buyer’s failure to make payments as due under this Contract.

(c)
If (i) the total accumulated non-permissible delays (Including the grace period but excluding Permissible Delays as allowed under the terms of this Contract) and (ii) any delays permitted pursuant to Article 6.9 exceeds in aggregate two hundred and forty (240) days.

(d)	The Builder’s Parent Company Guarantee ceases to be in full force and effect.

24.2	The following shall constitute events of default of Buyer under this Contract:

(a)
Should the First Payment not be paid in accordance with Article 3.2(a), Builder shall have the right to cancel this Agreement in its sole discretion on notice to Buyer, such cancellation notice having immediate effectiveness, and neither Party shall have any further obligation to the other Party except for obligations under this Agreement that survive termination.

(b)
if after the Delivery Date, the Buyer fails to pay the Balance Payment as stated in Article 3.2(b), or fails to pay the quarterly interest on the Balance Payment as stated in Article 3.2(b)(i) to Article 3.2(b)(iii), or fails to pay the Back End Fee as stated in Article 3.5, or, if the Buyer fails to make payment of any Variation, or If after the Contract Delivery Date the Buyer or Buyer Parent Company is voluntarily or Involuntarily made a part of any receivership, liquidation or bankruptcy proceedings, or Buyer or Buyer Parent Company becomes insolvent or otherwise unable to meet or all or part of its financial or other obligations under this Contract or If an event of default occurs under the terms of any of the Security Documents; or

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

(c)	If, in the reasonable opinion of the Builder, any of the securities granted to the Builder under the terms of the Security Documents are in jeopardy and notice thereof has been given to the Buyer; or

(d)
If after the Delivery Date, anything is done or omitted to be done by the Buyer’s Parent Company which in the reasonable opinion of the Seller, materially impairs or renders insufficient or inadequate the Buyer’s Parent Company Guarantee; or

(e)
If after the Delivery Date, there should occur any event or change or series of events which in the reasonable opinion of Builder, would have a material or adverse effect on the business or financial condition of the Buyer or the Buyer’s Parent Company or a material or adverse effect on the ability of the Buyer’s Parent Company to perform Its obligations under the Buyer’s Parent Company Guarantee; or

(f)
If after the Delivery Date, any indebtedness of an amount more than [***]% of the Buyer’s Parent Company’s tangible net worth, is not paid when due, or is or is declared to be or is capable of being declared due and payable before its normal maturity, the Builder shall have the remedies as specified in the Security Documents. In this regard, in the event there is a shortfall in the proceeds of any judicial or mortgagee’s sale of the Rig and the First Payment retained by the Builder, the Builder shall have the right to claim the balance of the indebtedness due to It pursuant to this Contract from the Buyer. Further, in the event the Builder realises a surplus from any mortgagee’s sale of the Rig, the Builder shall be entitled to retain such surplus. For the purpose of clarification and avoidance of doubt, In such event, Builder shall also have the right to appropriate and forfeit the First Payment and any interest already paid by Buyer pursuant to Article 3.2 (b) (i)-(iii) and any payment for Variation Orders, and the Parties acknowledge that the appropriation and forfeiture of the First Payment and any interest already paid by Buyer pursuant to Article 3.2 (b) (i)-(iii) and any payment for Variation Orders by Builder is a reasonable and agreed pre-estimate of the Builder’s loss and not a penalty, and that this is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms.

(g)	in the event Buyer fails to take Delivery and Acceptance of the Rig as per Article 6 (Delivery); or

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

(h)
If prior to the Contract Delivery Date, the Buyer or the Buyer’s Parent Company Is voluntarily or involuntarily made a part of any receivership, liquidation or bankruptcy proceedings which proceedings are not stayed within thirty (30) days of the service of such proceedings on Buyer or Buyer’s Parent Company r) [sic] or the Buyer or the Buyer’s Parent Company becomes insolvent or otherwise unable to meet all or part of its financial or other obligations under this Contract, the Builder shall have the right to terminate this Contract and appropriate the First Payment; or

(i)	In the event the Buyer fails to comply with its obligations under Article 2.2 and fails to rectify such non-compliance within 14 days of the Builder’s written notice to the Buyer to do so; or

(j)
If prior to the Delivery Date, there should occur any event or change or series of events which in the reasonable opinion of Builder, would have a material or adverse effect on the business or financial condition of the Buyer or the Buyer’s Parent Company or a material or adverse effect on the ability of the Buyer’s Parent Company to perform its obligations under the Buyer’s Parent Company Guarantee; or

(k)
If prior to the Delivery Date, any indebtedness of an amount more than [***]% of the Buyer’s Parent Company’s tangible net worth, is not paid when due, or is or is declared to be or is capable of being declared due and payable before its normal maturity,

Builder may at its option by notice In writing (“Termination Notice”) terminate this Contract. Upon receipt by Buyer of the Termination Notice, the Contract shall forthwith become terminated, and in that event, (or any other termination of the Contract by reason of Buyer’s breach), notwithstanding any provision in this Contract herein, property in the Rig and all the materials and equipment forming part of the Rig or intended to be incorporated into it shall in accordance with Article 5.1 herein remain with Builder. Further, in such event, title in any OFE which are already installed or incorporated In the Rig shall remain with Builder. Further, it is understood that Builder shall be entitled to appropriate and forfeit all payments made under the Contract by Buyer to Builder before termination since the Contract is not a simple contract of sale of goods and there will have been no total failure of consideration for those payments. Any OFE which has not been installed or incorporated in the Rig shall be returned by Builder to Buyer. The Parties acknowledge that the appropriation and forfeiture of the First Payment and any payment for Variation Orders by the Builder is a reasonable and agreed pre-estimate of the Builder’s loss and not a penalty, and that this Is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

24.3	In the event of default by Builder, Buyer may at its option within fourteen (14) days from the date thereof, elect to proceed on either one of the following options:

(a)	terminate this Contract in the manner set out in Article 24.4; or

(b)
without prejudice to Buyer’s right to recover liquidated damages for delay pursuant to Article 8 (Damages for Delays), allow Builder to continue to complete the construction of the Rig In the manner set out in Article 24.5.

Buyer shall inform Builder in writing of its intention to elect (a) or (b) above, and shall be deemed to have waived its right to terminate this Contract if it fails to do so within fourteen (14) days of the event of default.

24.4	In the event that Buyer elects to terminate the Contract pursuant to Article 24.3(a) due to an event of default by Builder:

(a)	Buyer shall notify Builder in writing of its intention to do so and such termination shall be effective as of the date when such notice is received by Builder.

(b)
Builder shall immediately refund to Buyer the First Payment plus Interest at the rate of [***]% above the Average LIBOR calculated from the date of payment to the date of refund and any other amounts paid under this Contract by Buyer for Variations or otherwise. Builder shall also return Buyer’s OFE, or if they cannot be returned, Builder shall pay to Buyer an amount equal to Buyer’s costs for such equipment

(c)	Buyer shall not in the event of the termination of this Contract hereunder be entitled to any liquidated damages under Article 8 (Damages for Delays).

(d)
Upon such refund by Builder to Buyer as aforementioned, all obligations, duties and liabilities of each of the parties to the other under this Contract shall be forthwith completely discharged, and Buyer shall have no further claim on Builder.

24.5
In the event Buyer elects pursuant to Article 24.3(b) to allow Builder to continue to complete the construction of the Rig, Builder shall pay Buyer the liquidated damages due pursuant to Article 8 (Damages for Delays), and Builder shall work with Buyer to produce an acceptable schedule for the completion of the remaining work on the Rig and work diligently to complete the construction of the Rig.

24.6
The Builder irrevocably agrees that if, following a demand by the Buyer for repayment under this Article 24, Builder or Builder’s Guarantor does not make immediate refund to Buyer, Buyer shall be entitled to serve notice exercising its right to pay the Balance Payment and the Back End Fee and take delivery of the Rig under this Agreement.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

24.7
In relation to termination of the Contract under any of Articles 24.2 or 24.4, or repudiatory or other breach of contract or any other reason whatsoever, and whether or not under a term of the Contract, the following shall apply, and notwithstanding any other term of the Contract:

(a)
Builder/Buyer each expressly acknowledges that its sole and only remedy under the Contract shall be those provided for in this Contract, namely those set out in Articles 24.2 and, 24.4 (“Termination Remedies”);

(b)
Builder and Buyer each expressly waives Its rights to claim damages at large or any other remedy under this Contract or under the general law for or arising out of termination of this Contract. Builder and Buyer hereby expressly acknowledge the adequacy of the remedy provided by the Termination Remedies.

(c)
It is further agreed by Buyer that the refund due from Builder pursuant to the Termination Remedies shall constitute an adequate and entire remedy for any loss whatsoever suffered by Buyer, and accordingly, Buyer expressly waives any rights it may have to seek specific performance of the Contract (whether or not the Contract has actually been terminated).

(d)
On such termination, the uncompleted Rig, including all OFE installed or incorporated in the Rig, and ail work in progress shall immediately be at the free disposal of Builder, provided that Builder has made any refund due to Buyer and paid for any OFE as may be required by this Contract.

Buyer also agrees that it shall not challenge or interfere in any way with the ownership of and free disposal of the Rig, including any OFE installed in or incorporated in the Rig, whether in its completed or uncompleted state, and all work in progress, by Builder (and its successors in title).

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 25

COMPLIANCE WITH LAWS

25.1	Each of Buyer and Builder warrants and undertakes to the other that:

(a)
while acting in connection with this Contract, it will not violate or assist or instigate any other individual or legal entity to violate, any applicable law, including without limitation the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act or any other applicable anti-bribery laws or anti-terrorism laws or money laundering laws;

(b)	all of their respective officers, employees, consultants, representatives, agents, business partners, joint-ventures and affiliates who are engaged in implementing this Contract shall:

(i)	be knowledgeable regarding the purpose and provisions of all applicable anti-corruption and anti-bribery laws;

(ii)	comply with applicable anti-bribery and anti-corruption laws; and

(iii)	not take, or will refrain from taking, any action which would cause either Buyer or Builder to be in violation of the terms of applicable anti-bribery and anti-corruption laws.

25.2	Buyer warrants and undertakes to Builder that:

(a)
the execution, delivery, and performance of the transaction contemplated under this Contract shall be in compliance with all applicable laws including, without limitation, all applicable .Export and Import Laws (as defined below).

(b)	Buyer is unconditionally responsible for complying with such laws;

(c)	neither Buyer nor any of its affiliates, or successor in interest, nor any client/operator or its affiliates, is or will be a person, company, or entity:

(i)
with whom Builder is prohibited from dealing or otherwise engaging in any transaction by any law related to the proliferation of nuclear, missile, or chemical/biological weapons, or missiles that deliver such weapons;

(ii)
with whom Builder is prohibited from dealing or otherwise engaging in any transaction by any law related to transactions involving countries against which any government of the United Kingdom (“UK”) or the United States of America (“US”), the Organisation for Economic Cooperation and Development (“OECD”), the European Union or other international organization maintains economic sanctions or embargoes under statute, executive order or regulations;

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

(iii)	appearing on any applicable list of prohibited parties maintained by any of the governments referred to above; or

(iv)	acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any party identified in Article 25.2(c) above.

(d)
it shall not export the Rig and/or any related equipment (including, without limitation, any accompanying technology, software or other technical data) directly or indirectly without the necessary authorizations, licenses, permits or approvals from the UK, US or other relevant government authority as required by the relevant Export and Import Laws except that, in the case of any such applicable trade restrictions outside the UK and US laws, only to the extent consistent with such UK or US laws.

All laws and regulations that govern the restrictions and prohibitions referenced in Article 25.2(c) and Article 25.2(d) shall be referred to as Export and Import Laws.

25.3
Builder shall abide by and comply with all valid laws and regulations of Singapore. Builder will avoid or refrain from doing anything under this Contract which may be an actual or possible breach of any sanctions, prohibition or requirement imposed by the laws, regulations, resolutions, or administrative orders of the United States of America, United Nations, European Union or any other jurisdiction applicable to any of Builder’s obligations under this Contract. Where Builder is so prevented from performing any work or obligation under this Contract, Builder shall have no liability to Buyer for Its inability to perform this work or obligation and Builder shall be entitled to deliver the Rig to Buyer without the relevant work or obligation being performed, subject to an appropriate price adjustment. In the case where such prevention occurs after delivery of the Rig, Seller shall be entitled to avoid performing the affected post-delivery work or obligation, if any.

25.4
Should any governmental law, regulation, ruling and/or policy (including but not limited to import/export restrictions, exchange controls or requirements) effectively prohibit or restrict Builder from receiving payment under this Contract, then Builder shall promptly notify Buyer of any such restriction or prohibition and the Parties shall discuss to find a mutually acceptable solution.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

25.5
Where Builder is prevented from performing its obligations under this Contract by any actions or causes attributable to Buyer, and such prevention continues for more than fourteen (14) days without being resolved, then this Contract may at Builder’s option be terminated. In the event of such termination, the provisions of Article 24 shall apply.

25.6
Builder shall comply with all provisions of the Specifications relating to health, safety and environmental matters and shall provide the Buyer with its Health, Safety & Environmental Protection plan (the “HSE Plan”) within 30 days of the Effective Date.

25.7
Without prejudice to the Buyer’s other rights and remedies under the Contract and without the Buyer assuming any responsibility or liability for any obligation to inspect and discover or to require Builder to cease unsafe practices and without diminishing Builder’s sole responsibility to ensure that Work is conducted safely, if the Buyer detects any unsafe procedures or work or any procedures or work which violates any applicable laws, rules or regulations or the HSE Plan, Buyer shall inform Builder and the Parties shall mutually discuss for Builder to remedy any alleged shortcomings in Builder’s HSE practice.

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 26

LIMITATION ON LIABILITY

26.1
Notwithstanding anything to the contrary set forth herein in this Contract but except where due to willful misconduct on the part of the Builder’s senior management or the Buyer’s senior management, neither Builder nor Buyer shall be liable to the other for any of the following (whether direct, indirect or consequential): loss of use of the Rig, loss of data, loss of time, loss of production, loss of business, loss of contracts, loss of charter hire, loss of opportunity, loss of goodwill or reputation, loss of profits or earnings or anticipated revenue, financing costs, losses or claims resulting from failure to meet any contractual commitments or deadlines and downtime of facilities or equipment or any other property, or for any financial or economic loss, or for any incidental, indirect, consequential, exemplary, special or punitive losses or damages of any kind whatsoever, howsoever the same may have been caused or arisen whether by way of indemnity or by reason of any breach of warranty, breach of contract, negligence, tort, strict liability, statutory duty or by reason of anything under common law, equity or otherwise.

26.2
Except for Builder’s obligations pursuant to Clause 21.1 (Indemnity), Builder’s maximum liability to Buyer arising out of or in connection with the Contract for any loss or damage including but not limited to: liquidated damages for delay, costs, claims or expenses, howsoever they may have been caused or arisen, whether arising under common law, contract, negligence, tort, equity, strict liability, statute or otherwise shall be limited in the aggregate to [***] percent ([***]%) of the Purchase Price. Buyer agrees to release Builder, its officers and servants, from and against any liability in excess thereof. Builder and Buyer agree that this provision is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms.

26.3
For pollution related issues after delivery of the Rig, Buyer shall indemnify and hold Builder harmless, provided however that in the event where within twelve (12) months after the delivery of the Rig, if such pollution issues are caused by Builder’s negligence in the design or construction of the Rig, Builder shall indemnify and hold Buyer harmless for an amount up to United States Dollars One Million (US$1,000,000) only. Builder and Buyer agree that this provision is a reasonable allocation of risks between the Parties and that the Purchase Price is established on these terms

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 27

MISCELLANEOUS

27.1	Throughout the term of this Contract, Builder shall be an independent contractor in relation to Buyer

27.2
The intellectual property rights relating to designs, drawings, Specifications, instructions, manuals, computer programs and other documents created or produced by Builder or Its subsidiaries which are proprietary to Builder, shall be and remain the property of Builder.

27.3
This Contract and all information exchange between Builder and Buyer, including all prices and any information such as documents, design, drawings, Specifications, instructions, manuals, computer programs relating to the design and construction of the Rig which are provided by Builder to Buyer or which may otherwise be acquired by Buyer, regardless of whether they are Builder’s proprietary information, shall not be disclosed to any third party without the prior authorization of Builder. Buyer shall be responsible for keeping confidential all such information, and shall not permit any such information to be shown, reproduced or otherwise disclosed to any third party by itself, its subcontractors or their respective personnel. Neither party shall make announcements or media release without the consent of the other.

27.4
Where a provision in this Contract for any reason becomes unenforceable or invalid, the remainder of the Contract shall remain in full force and effect. Where severance of a non-enforceable provision in the opinion of either party materially affects the other rights or obligations under the Contract, the parties shall endeavor to remedy the situation to their mutual satisfaction.

27.5
The parties have entered into this Contract freely, willingly, and on equal commercial basis, having had the opportunity to fully consider the contents of the Contract. It is hereby agreed that no terms or conditions herein shall be construed against a party simply by reason that the party had proffered a particular term or condition.

27.6
Save as set forth in this Contract, a person who is not a party to this Contract has no right whatsoever to enforce any term of this Contract. For the avoidance of doubt, the parties agree that the application of any statutes which may confer rights on third parties is expressly excluded.

27.7
This Contract contains the entire contract and understanding between the parties hereto and supersedes all prior negotiations, representations, understandings and agreements on any subject matter of this Contract.

27.8

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 28

EFFECTIVE DATE OF CONTRACT

28.1
This Contract shall become immediately effective and legally binding on the parties on the satisfaction of the conditions set out in the Master Agreement (defined therein as the “Effective Date”) and delivery of the Builder’s Parent Company Guarantee to Buyer.

28.2	The date when the above condition is satisfied shall be known hereunder as the “Effective Date”

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

ARTICLE 29

NOTICES

29.1
All notices and communications required to be given hereunder shall be in the English language and be served by delivering the same by courier or in person to such other party, by email or by facsimile with a transmission report evidencing the successful transmission of the same.

29.2	Such notices and communications shall be addressed to the respective party’s authorized representative {as described in Article 9 (Buyer’s Representative and Builder’s Representative)}.

29.3
Notice so given shall be effective if and when (as the case may be) it arrives by courier at the specified address or is delivered in person at the specified address or is successfully transmitted (as evidenced by a transmission report) by email or facsimile to the specified facsimile number, regardless of the time when it is first personally received or seen by, or otherwise comes to the attention of, the relevant party, or Its authorized representatives.

29.4	Any and all notices and communications in connection with the Contract shall be addressed as follows:

BUYER
c/o BORR JACK-UP [ ] INC
c/o Quorum Services Limited, Thistle House, 4 Burnaby Street,
Hamilton HM 11, Bermuda
Email:[***]

Attention:                   [***] __________ (Buyer’s Representative)

BUILDER
PPL SHIPYARD PTE LTD
21 Pandan Road
Singapore 609273
Telephone No:          [***]
Telefax No:                [***]
Email:

Attention:                 [***]_________________ (Builder’s Representative)

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)

IN WITNESS WHEREOF, the parties hereto have executed this Contract in multiple originals effective as of the day and year first above written.

For and on behalf of Buyer BORR JACK-UP [ ] INC	For and on behalf of Builder PPL SHIPYARD PTE LTD

[***] MANAGING DIRECTOR

WITNESS :	WITNESS :

Date:	Date:

Pacific Class® 400 Rig Construction Contract (PPl Hull No. P2047)